Exhibit 2

Council of Europe Development Bank Year ended December 31, 2022
Independent auditor’s report on the annual financial statements
ERNST & YOUNG Audit

ERNST & YOUNG Audit Tour First TSA 14444 92037 Paris-La Défense cedex	Tél. : +33 (0) 1 46 93 60 00 www.ey.com/fr

Council of Europe Development Bank

Year ended December 31, 2022

Independent auditor’s report on the annual financial statements

To the Governor,

Opinion

We have audited the annual financial statements of the Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at December 31, 2022 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and notes to the annual financial statements, including a summary of significant accounting policies.

These financial statements were closed under your responsibility.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2022, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the European Union.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the current period. These matters were addressed in the context of our audit of the annual financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

S.A.S. à capital variable

344 366 315 R.C.S. Nanterre

Société de Commissaires aux Comptes

Société d'expertise comptable inscrite au Tableau

de l'Ordre de la Région Paris - Ile-de-France

Siège social : 1-2, place des Saisons - 92400 Courbevoie - Paris-La Défense 1

Valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments

Risk identified

As at December 31, 2022, the financial instruments at fair value through profit or loss amounted to K€ 654,045 in assets and K€ 187,498 in liabilities. The hedging derivative financial instruments amounted to K€ 2,198,288 in assets and K€ 2,397,993 in liabilities.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

●	Mathematical calculation methods based on financial assumptions;

●	Parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimation inherent uncertainty, we considered the valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of interest rate swaps and currency rate swaps, as well as the methodology implemented by the Bank to model the fair valuation.

We compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Other Information included in the Bank’s Annual Report as at December 31, 2022

Other information consists of the information included in the Annual Report, other than the annual financial statements and our auditor’s report thereon. Management is responsible for the other information.

Our opinion on the annual financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as Management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit performed in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

In particular, we inform those charged with governance of the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identified during our audit.

We also provide those charged with governance with a statement that we have complied with the relevant ethical requirements regarding independence, and inform them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, the actions taken to eliminate threats and the safeguard measures applied.

Paris-La Défense, February 28, 2023

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

FINANCIAL STATEMENTS 2022

CONTENTS

FINANCIAL STATEMENTS		2
The Bank's objectives		2
Sectors of action		2
Balance sheet		3
Income statement		4
Statement of comprehensive income		5
Statement of changes in equity		5
Statement of cash flows		6
notes to the financial statements		7
NOTE A -	Summary of principal accounting methods applied by the Bank	7
NOTE B -	Risk management	17
NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments	37
NOTE D -	Financial assets and liabilities	38
NOTE E -	Market value measurement of financial instruments	39
NOTE F -	Offsetting financial assets and financial liabilities	40
NOTE G -	Financial assets at fair value through equity and at amortised cost	41
NOTE H -	Tangible and intangible assets	44
NOTE I -	Other assets and other liabilities	45
NOTE J -	Financial liabilities at amortised cost	45
NOTE K -	Social Dividend Account	48
NOTE L -	Provisions	49
NOTE M -	Capital	50
NOTE N -	Interest margin	52
NOTE O -	Segment information	53
NOTE P -	Net gains or losses from financial instruments at fair value through profit or loss	54
NOTE Q -	General operating expenses	54
NOTE R -	Cost of risk	54
NOTE S -	Financing commitments given or received	56
NOTE T -	Post-balance sheet events	56

FINANCIAL STATEMENTS 2022

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created". (Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-oriented investment projects in favour of social cohesion. In accordance with the Development Plan 2020-2022 and the Administrative Council Resolution 1617 (2020), the CEB’s activity was articulated across three lines of action, namely: inclusive growth; support for vulnerable groups; environmental sustainability.

Projects for the 2020-2022 thus fell into one, two or three of the sectorial lines of action cited above. These lines of action reflected both the CEB’s specific social vocation and the development logic underpinning all its activities in the following sectors: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

From 1 January 2023, the Strategic Framework 2023-2027 has succeeded the Development Plan 2020-2022 as the blueprint for the CEB’s activity over the next five years. In accordance with Administrative Council Resolution 1646 (2022), the lines of action have been updated to better reflect the CEB’s operational context and member states’ current and projected needs:

The CEB’s commitment to social cohesion is underpinned by an overarching focus on vulnerable people across all lines of action. In this respect, the CEB systematically applies a vulnerability lens to its lending operations to identify the specific sources of vulnerability each project aims to address, in order to design better solutions and further boost social cohesion. Each CEB sector of intervention derives from its stated lines of action and is defined by clear and detailed eligibility criteria.

The new CEB’s sectors of operation from 1 January 2023 are: Health and social care (*); Education and vocational training (*); Administrative and judicial infrastructure; Protection and rehabilitation of the historic and cultural heritage; Social and affordable housing (*); Urban, rural and regional development (*); Natural or ecological disasters; Protection of the environment; MSME financing (*) and Microfinance (*).

While maintaining its engagement in all core areas of operation, the CEB has identified several “focus sectors” to enhance the selectivity of projects and deploy its resources where they can contribute the most to the pursuit of the CEB’s overarching goals. In addition to the focus sectors, financing of projects in the other sectors will continue to be fully considered.

Although not listed as separate sectors, the CEB identifies three intersecting themes that interact with its core sectors of activity and are instrumental to achieving progress on social cohesion, namely: (i) climate action; (ii) gender equality, and (iii) digitalisation. An explicit and systematic focus on these themes guides the way in which CEB activities in all sectors are designed and implemented to bolster the social cohesion of all CEB-financed projects.

(*) Denotes a “focus sector”

FINANCIAL STATEMENTS 2022

Balance sheet

In thousand euros
	Notes	31/12/2022	31/12/2021
Assets
Cash in hand, balances with central banks		1 150 258	2 044 716
Financial instruments at fair value through profit or loss	C	654 045	443 250
Hedging derivative financial instruments	C	2 198 288	700 933
Financial assets at fair value through equity	G	2 795 509	3 704 677
Financial assets at amortised cost	G
Loans		18 222 361	19 019 840
Advances		4 209 861	2 096 670
Debt securities		1 592 770	1 570 816
Tangible and intangible assets	H	57 545	57 290
Other assets	I	647 498	76 665

Total assets		31 528 135	29 714 857

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	C	187 498	136 778
Hedging derivative financial instruments	C	2 397 993	478 259
Financial liabilities at amortised cost	J
Amounts owed to credit institutions and to customers		70 176	70 675
Debt securities in issue		24 223 766	24 824 467
Other liabilities	I	917 001	555 785
Social Dividend Account	K	34 842	47 169
Provisions	L	254 484	368 052

Total liabilities		28 085 760	26 481 185

Equity
Capital	M
Subscribed		5 477 144	5 477 144
Uncalled		(4 864 180)	(4 864 180)
Called		612 964	612 964
General reserve		2 722 679	2 627 884
Net profit		79 683	94 795
Total capital, general reserve and net profit		3 415 326	3 335 643
Gains or losses recognised directly in equity		27 049	(101 971)
Total equity		3 442 375	3 233 672

Total liabilities and equity		31 528 135	29 714 857

FINANCIAL STATEMENTS 2022

Income statement

In thousand euros
	Notes	2022	2021

Interest and similar income	N	186 422	175 910
Interest expenses and similar charges	N	(43 162)	(28 475)

Interest margin		143 260	147 435

Net gains or losses from financial instruments at fair value through profit or loss	P	6 859	(54)
Net gains from financial assets at fair value through equity		49	42
Commissions (income)		1 332	2 071
Commissions (expenses)		(556)	(2 647)

Net banking income		150 944	146 847

General operating expenses	Q	(53 281)	(53 223)
Depreciation and amortisation charges of tangible and intangible assets	H	(7 274)	(6 671)

Gross operating income		90 389	86 953
Cost of risk	R	(10 706)	7 842
Net profit		79 683	94 795

FINANCIAL STATEMENTS 2022

Statement of comprehensive income

In thousand euros
	2022	2021
Net profit	79 683	94 795

Items that may be reclassified to income statement	(754)	3 063
Changes in value of debt securities at fair value through equity	(20 557)	5 986
Changes in value of hedging derivative financial instruments	19 803	(2 923)

Items that will not be reclassified to income statement	129 774	3 637
Changes in actuarial differences related to the pension scheme	107 318	2 388
Changes in actuarial differences related to the other post-employment benefits	22 018	1 302
Changes in value of equity instruments	438	(53)

Total other elements of comprehensive income	129 020	6 700

Comprehensive income	208 703	101 495

Statement of changes in equity

									In thousand euros

	Capital and reserves				Gains or losses recognised
					directly in equity

				Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
	capital	and result	Total	equity	instruments	differences	instruments	Total	equity

Equity as at 1 January 2021	612 964	2 627 883	3 240 847	23 806	9 641	(142 690)	572	(108 670)	3 132 177

Net profit 2021		94 795	94 795						94 795
				5 986	(2 923)	3 690	(53)	6 700
Changes in value of assets and liabilities recognised directly in equity									6 700

Equity as at 31 December 2021	612 964	2 722 679	3 335 643	29 792	6 718	(139 000)	519	(101 970)	3 233 672

Net profit 2022		79 683	79 683						79 683
				(20 557)	19 803	129 336	438	129 020
Changes in value of assets and liabilities recognised directly in equity									129 020

Equity as at 31 December 2022	612 964	2 802 362	3 415 326	9 235	26 521	(9 664)	957	27 049	3 442 375

FINANCIAL STATEMENTS 2022

Statement of cash flows

In thousand euros

For the year ended 31 December		2022	2021

	Net profit	79 683	94 795
+/-	Depreciation charges of tangible and intangible assets	7 274	6 670
+/-	Impairment allowance	10 764	(7 854)
+/-	Net loss/net profit from investing operations	23 824	16 941
+/-	Change in interest receivable	(67 043)	8 850
+/-	Change in interest payable	87 231	(5 397)
+/-	Other movements	8 443	14 883
	Total of non-monetary items included in the result	70 494	34 094

+	Reimbursements related to operations with credit institutions and customers	3 605 667	2 591 448
-	Disbursements related to operations with credit institutions and customers	(4 498 770)	(5 183 668)
+	Reimbursements related to other operations affecting financial assets or liabilities	4 377 332	4 242 537
-	Disbursements related to other operations affecting financial assets or liabilities	(3 780 672)	(3 407 151)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(8 093)	1 005
	Net cash flows from assets and liabilities resulting from operating activities	(304 536)	(1 755 830)

	Total net cash flows from operating activities (a)	(154 359)	(1 626 940)

+	Reimbursements related to debt securities at amortised cost	125 000	204 200
-	Disbursements related to debt securities at amortised cost	(156 089)
+/-	Cash flows related to tangible and intangible assets	(5 442)	(4 251)
	Total net cash flows from investing operations (b)	(36 531)	199 949

+/-	Cash flows from or to member states	(11 692)	(1 349)
+	Reimbursements related to debt securities in issue at amortised cost	14 570 539	8 090 636
-	Disbursements related to debt securities in issue at amortised cost	(13 043 469)	(6 138 622)
	Total net cash flows from financing operations (c)	1 515 378	1 950 664
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	2 341	139
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	1 326 829	523 813

	Cash and cash equivalents at the beginning of the financial year	3 052 794	2 528 981
	Cash in hand, balances with central banks	2 044 894	1 060 360
	Advances repayable on demand and term deposits with credit institutions	1 007 900	1 468 620
	Cash and cash equivalents at the end of the financial year	4 379 623	3 052 794
	Cash in hand, balances with central banks	1 150 631	2 044 894
	Advances repayable on demand and term deposits with credit institutions	3 228 992	1 007 900

	Changes in cash and cash equivalents	1 326 829	523 813

FINANCIAL STATEMENTS 2022

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional in 2022.

1.2 Interest rate benchmark reform

• Context of the reform

In 2014, the Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

On 15 January 2020, the European Union published Commission Regulation 2020/34 adopting amendments to IAS 39 and IFRS 7 and 9 (phase 1 of the benchmark interest rate reform). The changes introduced by this regulation were a first reaction to potential effects that the IBOR reform could have on financial reporting and addressed pre-replacement issues.

In addition, on 13 January 2021, the European Union published Commission Regulation 2021/25 adopting amendments to IAS 39 and IFRS 4, 7, 9 and 16 (phase 2 of the benchmark interest rate reform). The changes introduced by this second regulation addressed issues that could affect financial reporting after the interest rate benchmark reform, including the replacement of IBORs by other benchmark rates.

• The LIBOR replacement process

On 5 March 2021, the UK Financial Conduct Authority (FCA) announced the future cessation and loss of representativeness of the 35 LIBOR benchmark settings published by ICE Benchmark Administration (IBA). The FCA specifically announced that certain LIBOR settings (all euro and Swiss franc LIBOR tenors, overnight, one-week, two-month and 12-month sterling LIBOR, spot next, one-week, two-month and 12-month Japanese yen LIBOR, and one-week and two-month US dollar LIBOR) would permanently cease to be published immediately after 31 December 2021. With effect from 1 January 2022, the IBA has published the one-, three- and six-month sterling LIBOR and yen LIBOR settings for the duration of 2022 on the basis of a ”synthetic” methodology. All remaining US dollar LIBOR settings will permanently cease to be published or will become unrepresentative immediately after 30 June 2023.

Despite the extension of the publication of certain US dollar LIBOR rates until 30 June 2023, the FCA’s guidance has been that LIBOR should not be used for new contracts beyond 2021 and CEB has followed this guidance.

• Organization of the reform implementation project and implications for the Bank

The Bank is implementing the benchmark interest rate reform by migrating from the LIBOR benchmarks to the respective RFRs in line with market practice. A working group assessed the risks and potential impacts of this transition and developed an implementation roadmap, the implementation of which continues. The matters being addressed at the end of 2022 were the USD LIBOR cessation and the cessation of WIBOR, which will also be the key matters in the context of benchmark reform to be addressed in Q1-Q2 2023 (USD LIBOR) and between 2023 and 2025 (WIBOR).

The Bank is mainly exposed to IBORs under certain floating rate loans granted to borrowers. EURIBOR continues to be published given its compatibility with the EU Benchmark Regulation and remains the reference rate in the Euro-area for the foreseeable future. As most of the Bank’s lending takes place in euro, referencing EURIBOR, the discontinuation/ unrepresentativeness of most LIBOR settings as of 1 January 2022 did not have a material impact on CEB’s lending activity. The Bank has loans outstanding that reference BUBOR and STIBOR, which will continue to be published in the foreseeable future and which are deemed compatible with the EU Benchmark Regulation. In addition, the Bank has loans outstanding that reference WIBOR, the publication of which is planned to cease in 2025; the Bank is monitoring the situation, including any recommendations from the Polish national working group for the reform of benchmarks, and will take the necessary steps for the purposes of replacing WIBOR by the applicable fallback rate in due course.

In 2021, the Bank addressed the replacement of certain LIBORs under one loan agreement which was indexed to, inter alia, sterling LIBOR, Swiss franc LIBOR and Japanese yen LIBOR; the relevant tranches under this loan agreement and the related swaps were amended using the same RFR conventions (in order to preserve the hedge accounting approach). The Bank has identified the outstanding loan tranches which are indexed to US dollar LIBOR and is monitoring potential replacement rates. The Bank adopts a fair treatment and equivalence for the replaced reference rates.

FINANCIAL STATEMENTS 2022

In regards to derivatives, the Bank has adhered to the ISDA 2020 IBOR Fallbacks Protocol in 2021, multilaterally amending existing ISDA Master Agreements (including their CSAs) and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replaced the existing IBORs referred to in these agreements/swaps where a permanent cessation of the publication of an IBOR has occurred. The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the protocol and that CEB’s swaps incorporate by reference.

1.3 Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified.

2. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the Income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the Income statement.

3. Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB's nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4. Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB's banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

In accordance with IFRS 9, financial assets and liabilities are classified upon initial recognition in the balance sheet under three categories (amortised cost, fair value through profit or loss and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

FINANCIAL STATEMENTS 2022

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

-	a model based on collecting contractual cash flows from financial assets;

-	a model based on collecting contractual cash flows from financial assets and selling these assets;

-	a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows ("Held to Collect") and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category "Financial assets at amortised cost" includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note R). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets ("Held to Collect and Sell"). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under "Gains or losses recognised directly in equity". These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the Income statement. On the other hand, interest is recognised in the Income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the Income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the Income statement. These instruments are not subject to impairment.

FINANCIAL STATEMENTS 2022

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model "Held to Collect" or "Held to Collect and Sell", or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the Income statement. At end-date, changes in market value are recorded in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note S relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading "Provisions".

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

In accordance with IFRS 9, the credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three "stages", each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses "stage 1":

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets "stage 2":

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets "stage 3":

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

FINANCIAL STATEMENTS 2022

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due; the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank's counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank's counterparty portfolios, credit enhancements and the "low cycle" effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note R - Cost of risk.

FINANCIAL STATEMENTS 2022

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Their recognition is governed by the standard IFRS 9 on general hedge accounting, or micro-hedging, which replaces IAS 39 "Financial Instruments: Recognition and Measurement".

Derivatives are classified into two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss".

- Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the Income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss", symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the Income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as "Gains or losses recognised directly in equity" for their effective portion, while the ineffective portion is recognised as "Net gains or losses from financial instruments at fair value through profit or loss" in the Income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the Income statement under "Interest and similar income or expenses", symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the Income statement.

FINANCIAL STATEMENTS 2022

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

- Market value

The financial assets and liabilities under categories "Financial instruments at fair value through profit or loss", "Hedging derivative financial instruments" and "Financial assets at fair value through equity" are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

Market value is determined as follows:

●	using quoted prices in an active market;

●	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions, and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

- Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in the case of a positive value and on the liability side of the balance sheet when the value is negative. Gains and losses are recognised in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under "Financial liabilities at amortised cost".

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under "Financial assets at amortised cost"

FINANCIAL STATEMENTS 2022

5. Interest income and expense

Interest income and expense are recognised in the Income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

6. Fixed assets

Fixed assets recorded in the Bank's balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 "Leases" which replaces IAS 17 "Leases".

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee's balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note H) and the amount corresponding to a lease liability is recognised as a liability (Note I).

In the Income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the "building" part of the operational premises, every element being depreciated according to its own useful life:

-	Main works, façade and roofing (*)	-
-	General and technical installations	10 years
-	Fixtures and fittings	10 years

(*)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component "main works, façade and roofing" which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

-	Fittings and furniture	10 years
-	Vehicles	4 years
-	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

-	Application software	5 years
-	System software	3 years
-	Office software	1 year

7. Post-employment staff benefits

The Bank's pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes. During retirement, retired staff members continue to be covered by a medical insurance. This medical coverage is financed by contributions from staff and the Bank. These vary according to the system in which the Bank's staff members find themselves at the time of their retirement. For staff members hired before 1 January 2014, the Bank reimburses 50% of the taxes on the Bank pension they receive.

FINANCIAL STATEMENTS 2022

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, considering both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading "Provisions" by counterparty of "Statement of comprehensive income".

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

In November 2019, the Administrative Council amended the methodology used to provide SDA guarantees for CEB loans. The new methodology is based on the concept of value at risk, i.e. the amount of losses which will not be exceeded for a given time period and probability. It enables the Bank to guarantee up to twice the amount of the endowment, while maintaining a prudent approach to risk. The Administrative Council adopted the new methodology by amending the policy of the SDA through Resolution 1612 (2019).

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

- Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

- Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

- Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

- Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to €300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed Officials of the Bank is presented in paragraph 10 below.

FINANCIAL STATEMENTS 2022

10. Compensation for Chairpersons, Vice-Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

-	the Governing Board,

-	the Administrative Council,

-	the Governor, and

-	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. The emoluments of the Governor and the Vice-Governors are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The Governor and Vice-Governors are affiliated to the medical and social coverage as well as to the pension scheme of the CEB. The retirement pension scheme applicable is the same as for staff members, except that Appointed Officials may claim a retirement pension after five years of duty.

The CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

The gross compensation for CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials is summarised below:

	In thousand euros
	2022	2021
Official allowances
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	4	6
Vice-Chairperson of the Administrative Council	6	5
Emoluments
Governor Monticelli (a)	414	14
Vice-Governor Boček	315	304
Vice-Governor Gaudin (b)	131
Vice-Governor Boehmer (c)	131
Governor Wenzel (d)		385
Vice-Governor Monticelli (e)		293
Vice-Governor Sánchez-Yebra Alonso (f)		293

(a)	Start of Governor Monticelli's term on 18 December 2021.

(b)	Start of Vice-Governor Gaudin's term on 1 August 2022.

(c)	Start of Vice-Governor Boehmer's term on 1 August 2022.

(d)	End of Governor Wenzel's term on 17 December 2021.

(e)	End of Vice-Governor Monticelli's term on 17 December 2021.

(f)	End of Vice-Governor Sánchez-Yebra Alonso's term on 17 December 2021.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank's assets, income and other property are exempt from all direct taxes in the Bank’s member states.

FINANCIAL STATEMENTS 2022

NOTE B - Risk management

The primary purpose of risk management is to ensure the Bank's long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international best banking practices by promoting a sound and prudent risk culture across all of its business lines.

This note provides information about the Bank's exposure to the main financial risks it faces in its regular course of business, namely credit risk, market risk, liquidity risk, and operational risk. It also contains information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states' regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with best banking practices.

■ Risk appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve the objectives set out in its Strategic Framework.

A key instrument for fulfilling the CEB's mandate is lending funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a solid credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework.

The Bank's risk management adopts a prudent approach and mitigates risk to ensure its long-term financial sustainability. To this end, the Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB's operations, resulting from both on- and off-balance sheet transactions.

In addition to the "traditional" risks (credit, interest rate, foreign exchange, liquidity or operational), the CEB recognises the challenges related to climate risk. The Bank integrates the assessment of physical climate risk into its analysis of lending projects and has developed the first climate-related methodologies for counterparty assessments. The CEB continues to develop its risk mapping exercise of climate risk factors likely to impact the Bank, directly or through its clients.

■ Organisation

The Risk and Control Directorate (R&C) is responsible for implementing the Risk Management Framework, particularly for identifying, monitoring and reporting all risks across the Bank. In co-ordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates, reporting directly to the Governor. The divisions within R&C cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is in charge of the operational ALM and the liquidity position of the Bank.

■ Decision-making Committees

The Bank created different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

-	The Credit Risk Committee (CRC) meets weekly and makes credit decisions related to lending and treasury exposure based on internal credit risk assessments and recommendations.

-	The Asset & Liability Committee (ALCO) holds meetings on a monthly basis or more frequently if necessary to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance-sheet.

-	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB semi-annually and ensures that adequate steps are taken to mitigate, monitor and control these risks.

FINANCIAL STATEMENTS 2022

■ Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB's internal control system. The objective of IA is to provide the Governor and the CEB's controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB's activities and transactions are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB's operations.

The Office of the Chief Compliance Officer (OCCO) is tasked with addressing money laundering/financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO's mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB's effective management of compliance risks. OCCO's core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank's integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank's standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance Unit ensures that the CEB's information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and identifying, developing, implementing, and maintaining processes across the CEB to reduce information and IT risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board comprises three representatives from member states appointed on a rotating basis by the CEB's Governing Board for a three-year term (outgoing members act as advisors for an additional year). The Auditing Board examines the Bank's accounts and checks their accuracy. The Auditing Board's report is presented to the Bank's governing bodies when the annual financial statements are submitted for approval. An excerpt of the report is appended to the financial statements.

The External Auditor is responsible for auditing the Bank's financial statements according to the International Standards on Auditing (ISAs) issued by the International Auditing and Assurance Standards Board (IAASB) and for reviewing the Bank’s internal control and risk management processes. The External Auditor is appointed by the Governing Board for a four-year term – renewable once for three years following a tender procedure – based on the Auditing Board's opinion and recommendations by the Administrative Council. The External Auditor drafts various reports, including the Independent auditor’s report on the annual financial statements.

Furthermore, the Bank is assessed by the three major credit rating agencies: Fitch Ratings, Moody's and Standard & Poor's, which perform in-depth analyses of the Bank's financial situation and long-term creditworthiness as well as environmental, social and governance criteria, following an annual rating assignment. Since 2021, the CEB has also been assigned an unsolicited credit rating from Scope Ratings.

■ Internal and external reporting on risk management

The Risk & Control Directorate reports weekly to the Credit Risk Committee on credit risk across the Loan and Treasury activities.

The Finance Directorate reports monthly to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

The Quarterly Report on Risk Management, prepared by R&C, is presented to the Administrative Council and the Governing Board. It presents information to the shareholders about the development of the CEB's exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

The CEB also annually publishes a Risk Management Disclosure Report, which provides details about exposures across different types of risks and the methodologies applied in risk management assessment and their objectives.

The Bank also provides extensive information to the rating agencies to support their annual assessment. The CEB's annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank's risk management, which in turn promotes accountability and transparency.

Finally, the CEB's annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

FINANCIAL STATEMENTS 2022

1. Credit risk

■ Overview of the assessment process

Credit risk is the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank's investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank's capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

■ Credit risk identification and assessment

Credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank's lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (Financial Risk Division/R&C) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled daily. Breach of limit, if any, is reported to senior management.

Internal credit ratings result from the Bank's independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and on time. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The internal rating methodologies are regularly reviewed and calibrated. The defined limits to monitor credit risk arising from its operations are regularly reviewed.

➢ Mapping between internal rating and external rating agencies:

	Internal rating	Moody's	S&P / Fitch
Investment Grade (I.G.)	10	Aaa	AAA
	9.5	Aa1	AA+
	9	Aa2	AA
	8.5	Aa3	AA-
	8	A1	A+
	7.5	A2	A
	7	A3	A-
	6.5	Baa1	BBB+
	6	Baa2	BBB
	5.5	Baa3	BBB-
Non-Investment Grade (Non-I.G.)	5	Ba1	BB+
	4.5	Ba2	BB
	4	Ba3	BB-
	3.5	B1	B+
	3	B2	B
	2.5	B3	B-
	2	Caa1	CCC+
	1.5	Caa2	CCC
	1	Caa3	CCC-
	0.5	Ca	CC
	0.25	C	C
Default	0	D	D

FINANCIAL STATEMENTS 2022

■ Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank's financial and risk policy. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

■ Overall credit risk exposure

The following table presents the Bank's credit risk exposure as at 31 December 2022 and 31 December 2021, both in:

A.	the Loans and Social Development Directorate: loans and financing commitments;

B.	the Finance Directorate: deposits (Nostro and Money Market), securities portfolios and derivatives.

Table 1 (in M€)	2022				2021
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Loans	4 357	12 818	2 712	19 887	3 760	12 535	2 621	18 916
Financing commitments	952	4 345	1 235	6 532	1 403	3 684	1 228	6 316
Deposits (Nostro & Money Market)	1 414	3 939		5 352	1 737	2 409		4 146
Securities	3 818	675		4 493	3 497	1 589		5 085
Swap & Forex EAD SA-CCR	185	109		294	182	112		294
Total	10 726	21 885	3 948	36 559	10 578	20 329	3 850	34 757

●	Rating as recommended by the Basel Committee (second best rating) or internal rating when not rated by any international rating agency (i.e. Moody’s, Standard and Poor’s or Fitch)

●	Loans and financing commitments are reported after CRM

●	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

●	The SA-CCR methodology for Swaps and Forex was implemented in 2021.

A - Loans & Social Development Directorate Activity

■ Loan portfolio

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

As at 31 December 2022, loans outstanding reached €19.9 billion, increasing by 5.1% (+ €971 million) compared to year-end 2021. The Bank did not record any default nor late payment in 2022, as was the case in 2021.

The table below displays the risk profile of the loan portfolio by rating class and type of counterparty:

Table 2 (in M€)	2022				2021
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Sovereign, State-Owned Financial Institutions and IFIs	1 891	6 307	2 425	10 623	1 329	6 247	2 379	9 956
Sub-sovereign administrations and financial institutions	2 297	3 456	158	5 911	2 298	3 012	134	5 443
Other financial institutions	10	2 731	93	2 834	13	3 092	85	3 190
Non-financial institutions	159	324	37	519	120	184	23	327
Total	4 357	12 818	2 712	19 887	3 760	12 535	2 621	18 916

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating.

●	Loans reported after CRM at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2022

➢	Guaranteed and collateralised loans

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees), allowing for an improvement in credit risk quality:

-	guaranteed loans: €6.1 billion as at 31 December 2022 (€6.5 billion in 2021), i.e. 30.9% of total outstanding (34.3% in 2021);

-	collateralised loans: €211 million as at 31 December 2022 (€228 million in 2021)., i.e. 1.2% of total outstanding (as in 2021).

➢	Impact of credit enhancements on the risk profile of loans outstanding:

Table 3	2022				2021
(in M€)	Before CRM		After CRM		Before CRM		After CRM
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 426	17%	4 357	22%	3 256	17%	3 760	20%
A/BBB	11 624	58%	12 818	64%	10 903	58%	12 535	66%
Non-IG	4 837	24%	2 712	14%	4 757	25%	2 621	14%
Total	19 887		19 887		18 916		18 916

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Loans reported at nominal value and excluding accrued interest

More specifically, the two tables below show the impact of the guarantees on non-rated loans by external rating agencies.

Þ	Share of non-rated loans by external rating agencies out of the total loans:

2022		2021
Before CRM	After CRM	Before CRM	After CRM
5 559	2 366	5 049	1 929
28.0%	11.9%	26.7%	10.2%
Amounts in € million

Þ	Share of loans rated Investment Grade by internal rating, among loans non-rated by external agencies:

2022		2021
Before CRM	After CRM	Before CRM	After CRM
3 322	2 142	2 904	1 741
59.8%	90.6%	57.5%	92.1%
Amounts in € million

➢ Breakdown of loans outstanding by maturity of repayment flows:

Table 4	Maturity	2022	%	2021	%
(in M€)	Up to 1 year	2 094	11%	2 414	13%
	1 year to 5 years	8 313	42%	7 711	41%
	5 years to 10 years	5 816	29%	5 552	29%
	10 years to 20 years	3 227	16%	2 896	15%
	More than 20 years	437	2%	343	2%
	Total	19 887	100%	18 916	100%

Weighted average residual life	6.2 years	5.9 years

FINANCIAL STATEMENTS 2022

➢ Breakdown of loans outstanding by rating class and by country of the counterparty (after CRM):

Table 5 (in M€)	2022				2021
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
France	861	1 315	36	2 212	618	1 490	23	2 130
Spain		2 118	25	2 143		1 902		1 902
Poland		1 670	10	1 680		1 204	21	1 225
Italy		1 257	100	1 357		1 085	100	1 185
Germany	1 048	231		1 279	1 109	181		1 290
Türkiye			1 143	1 143			1 266	1 266
Belgium	214	869		1 084	231	866		1 097
Slovak Republic		1 043	15	1 058		1 040	25	1 065
Netherlands	537	433	6	976	561	434	7	1 002
Hungary		716		716		703		703
Lithuania		689	3	692		639		639
Croatia		634		634		623		623
Finland	344	267	1	612	316	280		596
Serbia			519	519			407	407
Sweden	446			446	462			462
Czech Republic	300	64	59	423	300	92	25	417
Ireland	392	14		406		388		388
Romania		334	33	367		391	34	424
Cyprus		308		308		361		361
Portugal		293		293		292	7	299
Greece			218	218			218	218
Estonia	200			200	151			151
Bulgaria		192		192		230		230
Slovenia		170		170		134		134
Albania			133	133			83	83
Montenegro			100	100			94	94
North Macedonia			97	97			104	104
Bosnia and Herzegovina			88	88			88	88
Moldova (Republic of)			64	64			71	71
Iceland		63		63		74		74
Kosovo			46	46			35	35
Malta		29		29		9		9
Latvia		24		24		26		26
Andorra		15		15		12		12
San Marino			9	9			10	10
Georgia			9	9			5	5
Sub-total	4 342	12 749	2 712	19 803	3 747	12 457	2 621	18 825
Supranational	14			14	13			13
Non-Member Countries
Austria		69		69		78		78
Grand Total	4 357	12 818	2 712	19 887	3 760	12 535	2 621	18 916

●  Loans reported after CRM at nominal value and excluding accrued interest.

FINANCIAL STATEMENTS 2022

■ Stock of projects and financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing, and for which a framework loan agreement has been signed.

The stock of projects reached €9.1 billion as at 31 December 2022 (31 December 2021: €8.9 billion), of which 80.5% are rated Investment-Grade (compared to 81.6% as at 31 December 2021).

Financing commitments reached €6.5 billion as at 31 December 2022 (31 December 2021: €6.3 billion), of which 79.2% are rated Investment-Grade (31 December 2021: 80.5%).

Table 6 (in M€)	2022				2021
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Total stock of projects	1 382	5 941	1 770	9 093	1 453	5 824	1 638	8 915
of which financing commitments	952	4 345	1 235	6 532	1 403	3 684	1 228	6 316

●  Financing commitments reported considering future CRM.

➢ Breakdown of financing commitments by rating class and by country of the counterparty (after CRM):

Table 7 (in M€)	2022				2021
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
France	217	435	11	663	632	280	58	970
Poland		625		625		507		507
Spain		553	22	575		733	47	780
Italy		493	75	568		510	75	585
Germany	256	169		425	416	204		620
Serbia			418	418			452	452
Portugal		292	100	392		150	100	250
Belgium		339		339
Romania		289	36	325		399	26	425
Türkiye			320	320			220	220
Czech Republic	200	50		250		82	18	100
Lithuania		164	43	207		127		127
Netherlands		200		200		20		20
Croatia		200		200		75		75
Finland	140	40		180	201	70	1	272
Ireland	60	107		167		169		169
Slovak Republic		159		159		137		137
Cyprus		100		100		34		34
Slovenia		75		75
Sweden	71			71	100			100
Moldova (Republic of)			60	60			80	80
Greece			53	53			53	53
Montenegro			41	41			23	23
North Macedonia			25	25			25	25
Estonia		25		25	50	25		75
Kosovo			14	14			25	25
Bosnia and Herzegovina			11	11			15	15
Latvia		8		8		9		9
Georgia			5	5			9	9
Andorra		4		4
Albania			1	1			3	3
Hungary						103		103
Malta						20		20
Sub-total	944	4 325	1 235	6 505	1 400	3 654	1 228	6 282
Supranational	8			8	3			3
Non-Member Countries
Austria		20		20		30		30
Grand Total	952	4 345	1 235	6 532	1 403	3 684	1 228	6 316

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Financing commitments reported, considering future CRM

FINANCIAL STATEMENTS 2022

B - Finance Directorate Activity

■ Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

➢ Breakdown of Finance operations by type of transaction:

Table 8 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Deposits (Nostro & Money Market)	456	958	3 939		5 352	280	1 457	2 359	50	4 146
Securities	797	3 021	525	150	4 493	711	2 786	919	670	5 085
Swaps & Forex EAD SA-CCR	1	184	109		294		191	98	3	291
Total	1 254	4 163	4 572	150	10 139	991	4 434	3 375	723	9 522

■ Deposits

The treasury monetary portfolio consists of short-term placements such as nostro accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

➢ Breakdown by deposit type and credit rating:

Table 9 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	406	335	416		1 157	280	1 457	315		2 052
Money Market	50	623	3 522		4 195			2 044	50	2 094
Total	456	958	3 939		5 352	280	1 457	2 359	50	4 146

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Deposits reported at nominal value and excluding accrued interest

➢ Breakdown of money-market deposits by maturity and credit rating:

Table 10 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		227	2 147		2 374			283		283
1 M to 3 M	50	396	1 070		1 516			668	50	718
3 M to 6 M			305		305			917		917
6 M to 1 year								175		175
Total	50	623	3 522		4 195			2 044	50	2 094

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Deposits reported at nominal value and excluding accrued interest

■ Securities portfolios

The Bank manages three securities portfolios:

-	the Short-Term Liquidity Portfolio (STL): short-term securities with maturities up to one year;
-	the Fair-Value through Equity Portfolio (FVOCI): maturities of one year and up to 15 years;
-	the Amortised Cost Portfolio (ACP): in euro, fixed-rate, and maturities of one year and up to 30 years.

Short-term investments are defined as those with residual maturity of up to one year (370 days). For sovereign bonds with a residual maturity below six months, the minimum internal rating is 5.5 (BBB-). For sub-sovereign / agency / supranational bonds with a residual maturity below three months, the minimum internal rating is 6.0 (BBB). For financial institution bonds and deposits with a residual maturity below three months, the minimum internal rating is 6.5 (BBB+).

Long-term investments are defined as those with a residual maturity above one year (370 days). For sovereign /sub sovereign / agency / supranational bonds and for financial institution bonds and deposits with a residual maturity below two years, the minimum internal rating is 7.0 (A-).

FINANCIAL STATEMENTS 2022

➢ Breakdown of securities by portfolio type and rating:

Table 11 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Amortised Cost Portfolio	652	857	40		1 550	514	945	40		1 499
Fair-Value Portfolio	145	1 846			1 991	197	1 730	74		2 000
Short-Term Portfolio		317	485	150	952		111	805	670	1 586
Total	797	3 021	525	150	4 493	711	2 786	919	670	5 085

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Securities reported at nominal value and excluding accrued interest

➢ Breakdown of securities portfolio by residual maturity and rating:

Table 12 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Under 1 year	71	728	485	150	1 435	50	276	868	670	1 864
1 year to 2 years	100	285	40		425	60	420			480
2 years to 5 years	243	784			1 027	271	923	51		1 245
> 5 years	383	1 224			1 607	330	1 166			1 496
Total	797	3 021	525	150	4 493	711	2 786	919	670	5 085

➢ Breakdown of securities portfolio by country and rating of the issuer:

Table 13 (in M€)	2022					2021
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1 425			1 425		1 493			1 493
Germany	88	325			413	74	404			477
Switzerland	10	200	130		340	10		225		235
Finland		153			153		162			162
Italy				150	150				670	670
Netherlands	69		80		148	92				92
Norway		136			136		96			96
Denmark	8		120		128
Sweden		69			69		58			58
Luxembourg	42				42	42				42
Spain			40		40			40		40
Belgium							31			31
Sub-total members	216	2 306	370	150	3 042	217	2 243	265	670	3 396
Supranational	581	23			604	493	26	74		593
Europe (non-members)
Austria		89			89		89			89
Great Britain			80		80			330		330
Sub-total Europe		89	80		169		89	330		419
Others
Canada		329			329		179			179
Australia		218			218		193			193
USA			75		75			196		196
New Zealand		52			52		52			52
South Korea		4			4		4			4
Japan								54		54
Sub-total Others		602	75		678		428	250		678
Grand Total	797	3 021	525	150	4 493	711	2 786	919	670	5 085

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2022

■ Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the counterparty by the Credit Risk Committee and the signing of an ISDA1 Master Agreement and a Credit Support Annex (CSA), which defines the terms for the provision of collateral with the derivative counterparty. Thus, the CEB has signed ISDA Master Agreements and CSAs with all its derivative counterparties. There are seventeen two-way CSAs, meaning both counterparties are required to post collateral, which allows to adapt to market conditions and ensure the best possible funding cost. The two-way CSAs, if they allow to mitigate the credit risk of the derivative positions in case of favourable variations in their market value, may increase the potential liquidity needs in case of unfavourable changes. Eligible collateral identified in the CSAs may be cash-euro, or debt securities whose market price is discounted by applying a haircut, and whose minimum internal rating must be 7.0 (corresponding to A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to the CSA margin call options ranging from daily to three times per month.

As at 31 December 2022, the Bank had received €903 million and provided €638 million as cash collaterals, covering all net present values (negative and positive) of the swap portfolio.

In accordance with CRR2/CRD52, the regulation and the directive prescribing how to assess the counterparty credit risk (CCR) on derivatives exposures, the CEB has used since 2021 the SA-CCR method considering the nettings agreements and the collateral flows.

As at 31 December 2022, the credit risk exposure of the Bank’s derivatives was €294 million (as in 2021).

➢	Breakdown of the swap notional values by type and maturity

Table 14 (in M€)	2022					2021
	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total
Total (a)	4 625	20 267	11 348	6 142	42 383	4 611	18 094	10 557	5 423	38 686
Cross Currency swaps	2 906	8 767	590	240	12 503	2 735	8 445	1 457	210	12 848
Interest-rate swaps	1 720	11 500	10 758	5 902	29 880	1 876	9 649	9 100	5 213	25 838
Thereof: collateralised (b)	4 625	20 267	11 348	6 142	42 383	4 611	18 094	10 557	5 423	38 686
(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

1 International Swaps and Derivatives Association.

2 Capital Requirements Regulation 2: Regulation (EU) 2019/876 / Capital Requirements Directive 5: Directive (EU) 2019/878.

FINANCIAL STATEMENTS 2022

■ CEB’s exposure to Public sector3 by type of instrument (loan & securities)

Table 15 (in M€)		2022			2021
	Loans	Securities	Total	Loans	Securities	Total
Euro area Countries
France	985	910	1 895	750	940	1 689
Spain	1 776	40	1 816	1 370	40	1 410
Italy	1 159	150	1 309	1 083	670	1 753
Germany	1 048	173	1 220	1 109	142	1 251
Belgium	1 074		1 074	1 096		1 096
Slovak Republic	947		947	949		949
Finland	601	76	676	583	76	659
Lithuania	663		663	634		634
Netherlands	537	69	606	561	92	653
Ireland	404		404	388		388
Cyprus	308		308	361		361
Portugal	288		288	292		292
Greece	218		218	218		218
Estonia	200		200	151		151
Slovenia	158		158	120		120
Luxembourg		42	42		42	42
Austria		10	10		10	10
Latvia	5		5	8		8
Sub-total euro area (a)	10 371	1 468	11 840	9 672	2 011	11 684
Other EU Countries
Poland	1 262		1 262	790		790
Hungary	716		716	697		697
Croatia[a]	634		634	623		623
Sweden	446	8	453	462	8	470
Romania	367		367	424		424
Czech Republic	304		304	305		305
Bulgaria	192		192	230		230
Denmark		8	8
Sub-total other EU (b)	3 920	15	3 935	3 531	8	3 539
Total EU countries (a) + (b)	14 291	1 484	15 775	13 204	2 019	15 222
Non-EU countries
Türkiye	1 143		1 143	1 266		1 266
Serbia	519		519	407		407
Albania	133		133	83		83
Montenegro	100		100	94		94
North Macedonia	97		97	104		104
Bosnia and Herzegovina	88		88	88		88
Moldova (Republic of)	64		64	71		71
Kosovo	46		46	35		35
Andorra	15		15	12		12
San Marino	9		9	10		10
Georgia	9		9	5		5
Iceland	8		8	9		9
Sub-total non-EU (c)	2 231		2 231	2 183		2 183
Other countries
Canada		75	75		50	50
New Zealand		52	52		52	52
South Korea		4	4
Japan					54	54
Sub-total Other Countries (d)		131	131		155	155
Supranational Institutions	14	604	619	13	581	594
Sub-total Supranational (e)	14	604	619	13	581	594
Total (a)+(b)+(c)+(d)+(e)	16 537	2 219	18 755	15 400	2 755	18 155

a Croatia joined the euro area on 1 January 2023.

3 Public sector refers in this document to Sovereign (States), Sub-Sovereign (Regional and Local authorities), and their Promotional Financial Institutions.

FINANCIAL STATEMENTS 2022

■ Concentration – Large Exposures

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit).

In line with Basel Committee recommendations and the European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

The risk concentration criteria used are as follows:

-	Direct Exposure over group: within a group of counterparties connected by a control relationship (subsidiaries and branches), even if there is no guarantee;
-	Indirect Exposure over group: when an entity has given its guarantee to another, even if they are not connected by a control relationship.

As at 31 December 2022:

-	Prudential Equity amounted to €3.4 billion (compared to €3.2 billion at year-end 2021);
-	twelve counterparties or groups of counterparties were considered as Large Exposure (as in 2021);
-	no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB's prudential equity (as in 2021);
-	the total amount outstanding to these counterparties stood at €6.1 billion, i.e. 178% of the CEB's prudential equity, well below the 800% limit (31 December 2021: €5.6 billion, i.e. 172% of the CEB's prudential equity).

	2022	2021
Number of counterparties in Large Exposure	12	12
Total Large Exposures in % of Equity	178%	172%
Total Large Exposures (M€)	6 136	5 569
of which Loans (M€)	3 351	3 995
of which Finance (M€)	2 785	1 575

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	"Finance" means Securities, Money market, Nostro, derivatives & Forex

FINANCIAL STATEMENTS 2022

2. Market risk

Market risk is the risk of incurring losses due to adverse movements in financial markets, such as interest rates or foreign exchange rates.

As the Bank has no trading activities and minimal foreign exchange rate risk, no capital charge is applied for market risk in the Capital Adequacy Ratio.

■ Interest rate risk for the banking book (IRRBB)

Interest rate risk in the banking book (IRRBB) is the current or prospective risk to the Bank's capital and earnings arising from adverse movements in interest rates due to mismatched interest rate characteristics of assets and liabilities.

Interest rate exposure and compliance with exposure limits are managed by the Finance Directorate and monitored by the Risk & Control Directorate monthly. The Asset and Liability Committee (ALCO) oversees the development of the Bank's interest rate position and steers interest rate risk decisions.

Interest rate risk management

The CEB adopts a prudent approach to interest rate risk management, aiming to preserve its financial stability and protect its earnings and capital base.

The Bank manages interest rate risk through the balance sheet using micro or macro hedging derivatives, by converting assets and liabilities into euro-denominated variable-rate instruments. To optimise its funding cost, the Bank may also decide to maintain assets and liabilities at fixed rate in euros.

The CEB is subject to structural interest rate risk on its equity, because it is not interest rate sensitive and, therefore, cannot be matched with interest rate sensitive instruments on the asset side. To manage this risk, the Bank adopts a convention for the interest rate repricing profile and duration of its equity, which is regularly reviewed in light of CEB's risk appetite and trends in financial markets. The target duration of equity investments is six years at end 2022, and CEB's equity is invested in euro-denominated fixed-rate loans and securities.

Interest rate risk measurement

The Bank measures interest rate risk in accordance with Basel/EU regulations, by assessing the potential changes in its economic value and future earnings, and by capturing all components of interest rate risk, namely gap risk, which arises from mismatches in the timing of the instruments' rate changes, basis risk, and option risk.

The key metric for measuring interest rate risk is the Sensitivity of the Economic Value of Equity (EVE). This indicator is included in the CEB's Prudential Framework. It measures the sensitivity to a change in interest rates of the net present value of the static balance sheet, excluding equity. It is calculated according to the methods established by the Basel/EU regulation and the European Banking Authority (EBA). CEB's Prudential Framework limits the impact on EVE to the most severe interest rate shock prescribed by the EBA (out of six scenarios), in absolute terms, at 20% of CEB's prudential equity. At the end of December 2022, the EVE sensitivity reached -10.0% (2021: -11.8%).

The CEB also monitors the following additional metrics:

•	Earnings Sensitivity (EaS): this metric aims to ensure that the Bank's revenues are not significantly downwardly affected by a change in interest rates; it is calculated on a going-concern basis over a one-year time horizon by incorporating dynamic changes in balance sheet items; it is based on instantaneous interest rate shocks of +/-100bp; at the end of December 2022, the EaS was - €4.7 million (resp. €5.0 million ) for a +100bp (resp. -100bp) interest rate change; in 2021, it was - €8.6 million (resp. €30.4 million) for a +100bp (resp. -100bp) interest rate change.

•	Interest rate duration of equity investments: this metric aims to monitor any deviation between the actual duration of equity investments and the conventional duration of equity decided by the ALCO; at the end of December 2022, the interest rate duration of equity investments was 5.6 years (2021: 4.9 years) compared to a target duration of equity of 6 years.

•	Sensitivities of the Treasury Securities Portfolios: the Bank monitors the interest rate and credit spread sensitivities of the Treasury Securities Portfolios to ensure that they maintain their liquidity and market value under severe market conditions and to also monitor potential capital impacts. In 2022:

-	the value of the Amortised Cost Portfolio (ACP) recorded at amortised cost, would decrease by €7.9 million (resp. €146.0 million) for a parallel shift of interest rates and credit spreads of +10bp (resp. +200bp).

-	the value of the portfolios recorded at fair value through other comprehensive income (Fair Value through Equity Portfolio (FVOCI) and Short-Term Liquidity Portfolio (STL) would decrease by €6.8 million (resp. by €128.1 million) in the case of a parallel shift of +10bp of credit spreads (resp. +200bp). These portfolios are not very sensitive to interest rates because they are mostly fair value hedged.

FINANCIAL STATEMENTS 2022

•	Interest rate repricing gaps: the CEB monitors interest rate risk in a static approach in terms of interest rate gaps, which measure, for each future period, the potential rate characteristic mismatches between assets and liabilities (differences in the timing of instruments' rate change, and differences in the interest rate indices).

The tables below provide the interest rate gap as at 31 December 2022, compared to 2021. The amount of assets and liabilities is grouped by time bands according to their maturity or next contractual reset date. The difference between the amount of assets and liabilities in each time band measures the static interest rate risk exposure.

Interest Rate Risk amortising profile/gap4

In thousand euros
31 December 2022	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	1 150 258						1 150 258
Financial assets at fair value through equity*	693 655	1 913 395	336 829			(148 370)	2 795 509
Financial assets at amortised cost
Loans*	4 608 528	12 392 991	969 923	496 612	1 482 406	(1 728 099)	18 222 361
Advances	2 345 119	1 515 712	334 253			14 777	4 209 861
Debt securities			127 600	592 133	830 002	43 035	1 592 770
Deposits of guarantees paid	638 590					(457)	638 133
Other assets						2 919 243	2 919 243
Sub-total of assets	9 436 151	15 822 098	1 768 605	1 088 745	2 312 408	1 100 129	31 528 135
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(54 773)	(6 975)	(7 812)	(311)	(233)	(72)	(70 176)
Debt securities in issue*	(12 124 579)	(13 196 157)	(37 505)	(250 000)	(250 000)	1 634 475	(24 223 766)
Deposits of guarantees received	(904 640)						(904 640)
Provisions	(480)	(960)	(4 318)	(23 028)	(225 699)		(254 484)
Other liabilities						(2 632 694)	(2 632 694)
Sub-total of liabilities	(13 084 472)	(13 204 092)	(49 634)	(273 339)	(475 932)	(998 291)	(28 085 760)
Equity						(3 442 375)	(3 442 375)
Net during the period	(3 648 322)	2 618 007	1 718 970	815 406	1 836 477	(3 340 537)
Cumulative net during the period	(3 648 322)	(1 030 315)	688 655	1 504 061	3 340 537
*after hedging

In thousand euros
31 December 2021	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	2 044 716						2 044 716
Financial assets at fair value through equity*	785 367	1 842 670	1 010 934			65 706	3 704 677
Financial assets at amortised cost
Loans*	3 911 631	11 993 522	1 266 853	436 525	1 352 584	58 725	19 019 840
Advances	282 961	718 398	1 092 458			2 853	2 096 670
Debt securities	134 000		125 000	630 646	743 297	(62 127)	1 570 816
Deposits of guarantees paid	67 464						67 464
Other assets						1 210 674	1 210 674
Sub-total of assets	7 226 138	14 554 590	3 495 245	1 067 171	2 095 881	1 275 832	29 714 857
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(40 937)	(26 997)	(1 482)	(735)	(551)	27	(70 675)
Debt securities in issue*	(11 108 761)	(12 025 480)		(500 000)	(500 000)	(690 226)	(24 824 467)
Deposits of guarantees received	(540 534)						(540 534)
Provisions	(735)	(1 469)	(6 611)	(35 259)	(326 147)	2 169	(368 052)
Other liabilities						(677 457)	(677 457)
Sub-total of liabilities	(11 690 966)	(12 053 947)	(8 093)	(535 994)	(826 698)	(1 365 487)	(26 481 185)
Equity						(3 233 672)	(3 233 672)
Net during the period	(4 464 828)	2 500 643	3 487 152	531 177	1 269 183	(3 323 327)
Cumulative net during the period	(4 464 828)	(1 964 185)	1 522 968	2 054 144	3 323 327
*after hedging

4 The total amount represents the net book value.

FINANCIAL STATEMENTS 2022

■ Foreign exchange risk

The foreign exchange risk is managed by the Finance Directorate and monitored by the Risk & Control Directorate which is responsible for the independent oversight of all significant market risks to the CEB's Administrative Council.

The Bank measures its currency exposures by calculating spot net open currency positions: assets minus liability per currency including both on- and off- balance sheet positions.

The residual risk arises mainly from net interest cash flows in currencies other than the euro. The limit for the net open position per currency is €1 million. It is measured at the end of each month and there is a five working days’ time span to cover the position.

The table below shows the residual foreign exchange exposure after taking hedging instruments into account at the end of 2022.

	In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2022	Assets	Liabilities	Derivative Instruments	Net position 2021

US Dollar	1 243 988	6 590 484	5 344 535	(1 961)	547 159	6 958 587	6 411 716	288
Pound Sterling	53 289	1 900 417	1 848 083	955	75 121	2 700 685	2 626 303	739
Swiss franc	177 850	230 407	53 079	522	167 690	219 576	52 703	817
Australian dollar	6 529	636 910	630 855	474	4 832	443 103	438 681	410
Other currencies	2 062 682	879 759	(1 182 129)	794	1 647 814	749 173	(897 748)	893

Total	3 544 338	10 237 977	6 694 423	784	2 442 616	11 071 124	8 631 655	3 147

3. Liquidity risk

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due. It can be classified into (1) funding liquidity risk, which arises when the Bank is unable to meet its payment obligations because of an inability to obtain new funding, and (2) market liquidity risk, which arises when the Bank is unable to sell or convert its liquid assets into cash without incurring significant losses.

Liquidity risk is inherent to the Bank's business. It arises from maturity mismatches between assets and liabilities. It may be significant because, unlike commercial banks, the CEB does not collect customer deposits, and does not have access to refinancing through central banks.

Liquidity risk management

Liquidity risk management plays a crucial role in safeguarding the Bank's financial flexibility, especially when adverse market conditions limit access to long-term funding in the markets.

The Bank manages its liquidity risk in a prudent manner, establishing liquidity indicators at different time horizons and holding sufficient liquid assets to withstand potential periods of extreme market conditions where access to the market for new funding is not possible while continuing its regular activity.

The liquidity position and compliance with exposure limits are managed by the Finance Directorate and monitored by the Risk & Control Directorate daily. The Asset and Liability Committee (ALCO) supervises the evolution of the Bank's funding and liquidity position and addresses liquidity risk.

Liquidity risk measurement

The key metric used in managing liquidity risk is the Survival Horizon (SH), which measures the period during which the Bank can fulfil its payment obligations arising from ongoing business operations using its available liquid assets under a severe stress scenario. This scenario includes the inability to access the market for new funding, disruptions in loan repayment, erosion of liquid asset values, and stressed collateral requirements on derivatives. The lower limit for the SH is 12 months. At the end of 2022, the Bank’s SH reached 15 months (14 in 2021).

Although not subject to the international regulatory framework, the CEB complies with the regulatory liquidity ratios prescribed by the Basel/EU regulations, namely the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR). Both ratios are included in CEB's Risk Appetite Framework. The lower limit for both ratios is 100%. At year-end 2022 the LCR was 554% (2021: 256%) and the NFSR was 130% (2021: 132%).

FINANCIAL STATEMENTS 2022

To manage its liquidity risk, the Bank maintains a liquidity buffer that can be used to meet payment obligations while continuing normal banking activities without obtaining new funding. This reserve consists of highly rated liquid securities whose market value and liquidity are preserved during adverse market conditions. These securities are mostly eligible as High-Quality Liquid Assets (HQLA) for the "Liquidity Coverage Ratio" (LCR). At the end of 2022, the amount of HQLA after haircuts amounted to €2.6 billion (€3.6 billion in 2021).

Diversification is a major objective of the Bank's funding and liquidity management. The Bank strives to diversify its debt issuance programs, funding markets, and investor base to avoid excessive reliance on individual markets or funding sources. The Bank also ensures that there are no significant mismatches between the maturity profiles of assets and liabilities. This funding strategy is pursued within the annual borrowing authorization approved by the Administrative Council.

The CEB also monitors the following complementary indicators:

●	Self-Sufficiency Period (SSP): this metric assesses short-term liquidity risk; it measures the period during which the Bank can fulfil its stressed expected net cash outflows stemming from ongoing business operations under a severe stress scenario without accessing the market for new funding and without using available liquid assets; the lower limit for the SSP is 6 months; at the end of 2022, the Bank’s SSP reached 9 months (as in 2021).

●	Short-Term Liquidity Ratios (STLR): these ratios measure the Bank's capacity to handle its net liquidity requirements over an extended market disruption by comparing liquidity sources to their uses over different periods from one to twelve months; the minimum level for these ratios is 100%; as at 31 December 2022, the STLR stood as follows: 592% for a one-month period (2021: 387%), 275% for a 3-month period (2021: 207%), 165% for a 6-month period (2021: 162%) and 132% for the one-year period (2021: 118%).

●	Maturity profile of assets and liabilities: the CEB monitors liquidity risk in a static approach in terms of liquidity gaps, which measure, for each future period, the potential mismatches between the maturity profile of assets and liabilities.

FINANCIAL STATEMENTS 2022

The table below shows the maturity profile of the Bank’s assets and liabilities, namely the undiscounted principal and interest cash flows of financial instruments until their maturity; cash flows are presented on a net basis for interest rate swaps and on a gross basis for currency swaps and foreign exchange forward contracts; they are calculated on the basis of the exchange rates and interest rates prevailing at the closing date.

In thousand euros
	Current outstanding			Non-current outstanding
	Up to	1 to 3	3 months	1 to	More than	Total

31 December 2022	1 month	months	up to 1 year	5 years	5 years
Assets
Cash in hand, balances with central banks	1 150 631					1 150 631
Financial assets at fair value through equity	100 965	608 563	626 314	923 801	802 315	3 061 960
Financial assets at amortised cost
Loans	89 186	287 080	1 887 089	9 311 004	10 357 421	21 931 780
Advances	2 358 198	1 523 050	337 497			4 218 745
Debt securities	2 908	3 883	173 002	751 587	961 940	1 893 320
Deposits of guarantees paid	638 590					638 590
Sub-total of assets	4 340 478	2 422 576	3 023 902	10 986 392	12 121 676	32 895 025
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	654	8 139	13 334	32 366	22 174	76 665
Debt securities in issue	154 265	1 217 971	2 963 363	15 660 765	6 965 999	26 962 363
Deposits of guarantees received	904 640					904 640
Social Dividend Account	34 842					34 842
Sub-total of liabilities	1 094 401	1 226 110	2 976 697	15 693 130	6 988 173	27 978 511
Off-balance sheet
Financing commitments	(453 801)	(463 033)	(1 514 088)	(3 281 174)	(820 294)	(6 532 390)
Term financial instruments
To be received	1 080 979	1 797 789	2 279 182	10 660 353	1 960 796	17 779 099
To be paid	(1 123 056)	(1 602 672)	(2 325 226)	(10 805 747)	(1 546 741)	(17 403 443)
Sub-total of off-balance sheet	(495 878)	(267 916)	(1 560 132)	(3 426 569)	(406 238)	(6 156 734)

Total	2 750 199	928 550	(1 512 927)	(8 133 307)	4 727 265	(1 240 220)

In thousand euros
	Current outstanding			Non-current outstanding
	Up to	1 to 3	3 months	1 to	More than	Total
31 December 2021	1 month	months	up to 1 year	5 years	5 years
Assets
Cash in hand, balances with central banks	2 044 894					2 044 894
Financial assets at fair value through equity	200 622	475 238	1 097 405	1 163 811	779 959	3 717 035
Financial assets at amortised cost
Loans	(62 289)	103 654	2 197 197	8 321 728	9 391 832	19 952 122
Advances	295 895	716 216	1 088 350			2 100 461
Debt securities	2 908	3 527	172 955	800 058	899 475	1 878 922
Deposits of guarantees paid	67 477					67 477
Sub-total of assets	2 549 507	1 298 636	4 555 906	10 285 597	11 071 266	29 760 911
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	459	7 584	10 795	35 355	16 545	70 738
Debt securities in issue	496 226	895 554	3 192 431	14 328 452	6 166 255	25 078 917
Deposits of guarantees received	540 534					540 534
Social Dividend Account	47 169					47 169
Sub-total of liabilities	1 084 387	903 138	3 203 226	14 363 807	6 182 800	25 737 358
Off-balance sheet
Financing commitments	(440 000)	(738 000)	(1 518 000)	(2 861 739)	(757 874)	(6 315 613)
Term financial instruments
To be received	567 066	1 067 373	2 404 655	9 169 333	1 725 921	14 934 348
To be paid	(549 769)	(958 723)	(2 319 156)	(8 849 056)	(1 723 206)	(14 399 911)
Sub-total of off-balance sheet	(422 703)	(629 351)	(1 432 501)	(2 541 463)	(755 159)	(5 781 176)

Total	1 042 417	(233 853)	(79 820)	(6 619 673)	4 133 306	(1 757 623)

FINANCIAL STATEMENTS 2022

4. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. The policy lays out sound practices to ensure effective and consistent operational risk management across the CEB.

Operational risk is the risk of potential loss resulting from inadequate or failed internal processes, people and systems or external events. Moreover, the CEB also considers reputational and legal risks that may adversely impact its activities.

By submitting voluntarily to the Basel Committee on Banking Supervision principles and international best practices, the Bank is committed to continuously assessing its operational risk and implementing the appropriate mitigating measures.

The CEB's operational risk framework is reviewed and approved by the Committee for Operational Risks and Organisation (CORO) at their semi-annual meetings. Chaired by the Governor and composed of Senior Management, CORO sets acceptable levels for the operational risks run by the CEB and ensures that directors take the necessary steps to monitor and control these risks within their respective directorates.

In close co-operation with its business lines, the Operational Risk Division (ORD) manages the implementation of the operational risk framework centrally and electronically. Risks identification evaluation and mitigation follow a predefined methodology and a targeted action plan. The operational risk incidents, including "near misses", are also integrated to ensure the control framework's effectiveness and completeness through risk mapping and assessment.

ORD ensures that the permanent internal control framework is adequate in its design and effectiveness. Each directorate reports annually on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

To maintain a comprehensive procedure and control map, ORD is also responsible for modelling procedures in collaboration with the business lines. A dedicated intranet site provides all staff access to such procedures.

The CEB has a Business Continuity Plan (BCP) to hedge against disruptions in its business activities. The BCP comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line-specific plans.

The risk capital charge for operational risk is part of the Bank’s capital adequacy ratio, within the prudential framework. The CEB has adopted the Basic Indicator Approach which is based on the average net banking income over the previous three years.

As at 31 December 2022, the operational risk capital charge amounted to €21.9 million, compared to €22.1 million as at 31 December 2021.

5. Prudential framework

As a multilateral development bank (MDB), the CEB is not subject to its member states' regulatory frameworks, the Basel Committee recommendations or European Union directives. However, it is the Bank's policy to follow best banking practices, according to its MDB status, by making all necessary adjustments. To this end, the CEB has established a set of Prudential Ratios and indicators to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

In the reporting period ending 31 December 2022, all ratios and indicators were well within their authorised limits.

➢	Capital

■ Capital Adequacy Ratio (CAR) is the ratio of the Bank's Prudential Equity5 divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWAs are calculated using risk-weight factors according to the type, the rating and the maturity (for banks) of the counterparty.

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks.

Although the prudential framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and aims for a comfort zone above 25%.

5 Prudential Equity is paid-in capital, reserves and net profit after deduction of appropriate adjustment items prescribed in the EU Capital Requirements Directives that the CEB deems relevant.

FINANCIAL STATEMENTS 2022

The ratio reached 30.4% at year-end 2022, slightly higher than in 2021 due to lower RWA for the finance activity and higher equity offsetting the increase in RWA for loans.

	2022	2021
Capital Adequacy Ratio	30.4%	29.1%

Finally, at the end of December 2022, credit risk represents the bulk of capital requirements at 95.2%, split among credit risk in the loan portfolio (78.2%) and credit risk on finance operations (17.0%).

■ Gearing Ratio (GR) measures the outstanding loans (after swap and guarantees) divided by Own Funds6, thus establishing a volume ceiling to the Bank's loan activity. This ratio is primarily intended to provide a benchmark with other multilateral development banks.

The prudential framework ceiling limit is 2.5 times Own funds, corresponding to a maximum possible loan volume of €20.7 billion, at the end of December 2022.

	2022	2021
Gearing Ratio	2.41	2.31

➢	Leverage

■ Leverage Ratio (LR) is the ratio of Prudential Equity divided by the exposure value of all assets and off-balance sheet items. The exposure value of derivatives is calculated with the method used in the capital adequacy ratio standardised approach. The conversion factor for risk-related off-balance sheet items (financing commitments) is 50%.

The leverage ratio provides a simple indicator to complement the capital adequacy ratio to act as a limit to excessive leveraging of the Bank.

The prudential framework floor for this ratio is 7% to ensure first-rank financial fundamentals.

	2022	2021
Leverage Ratio	10.3%	10.2%

■ Treasury Asset Ratio (TAR) compares total financial assets (after the impact of hedging swap's fair value) to Prudential Equity.

Total financial assets comprise the outstanding amounts in the securities portfolios, bank deposits, repos and nostro accounts, excluding collaterals.

The prudential framework ceiling is five times the CEB's Prudential Equity, i.e. €17.2 billion.

	2022	2021
Treasury Asset Ratio	2.83	2.68

➢	Liquidity

■ Survival Horizon is the key metric used to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets.

The minimum prudential framework level of this indicator is 12 months.

	2022	2021
Survival Horizon	15 months	14 months

■ Liquidity Regulatory Ratios (LCR and NSFR): In addition, the Bank requires that the liquidity position should be strong enough to fulfil Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR) requirements. The prudential framework minimum is 100%.

•	The LCR aims to ensure the Bank holds a sufficient amount of high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

	2022	2021
Liquidity Coverage Ratio	554%	256%

[6]	Own Funds: subscribed capital, reserves and net profit.

FINANCIAL STATEMENTS 2022

•	The NSFR compares the Bank's available stable funding (ASF) to required stable funding (RSF). In line with supervisory assumptions, different factors reflect the liquidity characteristics of each instrument of the entire balance sheet.

	2022	2021
Net Stable Funding Ratio	130%	132%

➢	Market Risk

■ Sensitivity of Economic Value of Equity (EVE) measures the maximum change in the present value of interest rate-sensitive assets and liabilities, excluding equity, resulting from the application of the prescribed Basel/EU interest rate shocks.

The prudential framework ceiling is, in absolute value, equal to or below 20% of Prudential Equity. At year-end 2022, it was well within the limit, as in 2021.

	2022	2021
Sensitivity of Economic Value of Equity (EVE)	-10.0%	-11.8%

■ Spot Net Open Position7 measures the total asset amount minus the total liability amount in a foreign currency, including both on-and off-balance sheet positions.

The prudential framework ceiling is, in absolute value, €1 million at month-end per currency. At year-end 2022, it was well within the limit, as in 2021.

➢	Credit Risk in finance activity

■ Minimum Internal Rating defines the minimum rating at the purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank's Minimum Internal Rating for short-term investments is > 7.0 (A-)8 , and for long-term investments is > 8.0 (A+)9. As at 31 December 2022, there were no counterparties/transactions with a minimum rating below the defined threshold at the purchase date, as at 31 December 2021.

[7]	At the end of the month.
[8]	Short-term investments are defined as those with residual maturity of up to one year (370 days). For sovereign bonds with a residual maturity below six months, the minimum internal rating is 5.5 (BBB-). For sub-sovereign / agency / supranational bonds with a residual maturity below three months, the minimum internal rating is 6.0 (BBB). For financial institution bonds and deposits with a residual maturity below three months, the minimum internal rating is 6.5 (BBB+).
[9]	Long-term investments are defined as those with a residual maturity above one year (370 days). For sovereign / sub-sovereign / agency / supranational bonds and for financial institution bonds and deposits with a residual maturity below two years, the minimum internal rating is 7.0 (A-).

FINANCIAL STATEMENTS 2022

NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading "Financial instruments at fair value through profit or loss".

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading "Hedging derivative financial instruments". These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

Term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted its valuation methods related to:

-	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

-	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA); and

-	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2022, the CEB recorded a fair value adjustment of derivative instruments in the amount of €104 thousand under assets for the DVA (31 December 2021: €145 thousand) and of €1 861 thousand under liabilities for the CVA (31 December 2021: €1 039 thousand). These adjustments are recorded by the counterparty in the Income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the OCA equals zero.

The following table presents the fair value of the financial instruments at fair value through profit or loss and the hedging derivative financial instruments:

In thousand euros
31 December 2022	Positive . market. value .	Negative . market. value .
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	3 248	(2 468)
Foreign exchange derivative financial instruments	650 693	(183 169)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	104
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 861)

Total	654 045	(187 498)

Hedging derivative financial instruments
Interest rate derivative financial instruments	1 997 876	(1 724 611)
Foreign exchange derivative financial instruments	200 412	(673 382)

Total	2 198 288	(2 397 993)

In thousand euros
31 December 2021	Positive. market. value.	Negative. market. value.
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	1 963	(174)
Foreign exchange derivative financial instruments	441 142	(135 565)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	145
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 039)

Total	443 250	(136 778)

Hedging derivative financial instruments
Interest rate derivative financial instruments	531 751	(362 644)
Foreign exchange derivative financial instruments	169 182	(115 615)

Total	700 933	(478 259)

FINANCIAL STATEMENTS 2022

NOTE D - Financial assets and liabilities

The table below shows the net book value of financial assets and liabilities according to the accounting valuation rule as well as their fair value:

In thousand euros
At fair
	value	At fair value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book	Fair
31 December 2022	loss	equity	equity	cost	value	value
Assets
Cash in hand, balances with central banks				1 150 258	1 150 258	1 150 258
Financial instruments at fair value through profit or loss	654 045				654 045	654 045
Hedging derivative financial instruments	2 198 288				2 198 288	2 198 288
Financial assets at fair value through equity		2 794 031	1 478		2 795 509	2 795 509
Financial assets at amortised cost
Loans and advances				22 432 222	22 432 222	22 432 222
Debt securities				1 592 770	1 592 770	1 609 602

Total financial assets	2 852 333	2 794 031	1 478	25 175 250	30 823 092	30 839 924
Liabilites
Financial instruments at fair value through profit or loss	187 498				187 498	187 498
Hedging derivative financial instruments	2 397 993				2 397 993	2 397 993
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 176	70 176	70 176
Debt securities in issue				24 223 766	24 223 766	26 406 581
Social Dividend Account				34 842	34 842	34 842
Total financial liabilities	2 585 491			24 328 784	26 914 275	29 097 090

In thousand euros
At fair
	value	At fair value	At fair value
	through	through	through non-	At	Net
31 December 2021	profit or	recyclable	recyclable	amortised	book	Fair
	loss	equity	equity	cost	value	value
Assets
Cash in hand, balances with central banks				2 044 716	2 044 716	2 044 716
Financial instruments at fair value through profit or loss	443 250				443 250	443 250
Hedging derivative financial instruments	700 933				700 933	700 933
Financial assets at fair value through equity		3 703 635	1 042		3 704 677	3 704 677
Financial assets at amortised cost
Loans and advances				21 116 510	21 116 510	21 116 510
Debt securities				1 570 816	1 570 816	1 872 883

Total financial assets	1 144 183	3 703 635	1 042	24 732 042	29 580 902	29 882 969
Liabilites
Financial instruments at fair value through profit or loss	136 778				136 778	136 778
Hedging derivative financial instruments	478 259				478 259	478 259
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 675	70 675	70 675
Debt securities in issue				24 824 467	24 824 467	24 591 781
Social Dividend Account				47 169	47 169	47 169
Total financial liabilities	615 037			24 942 311	25 557 348	25 324 662

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2022 and 2021.

FINANCIAL STATEMENTS 2022

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets;

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads);

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

As at 31 December 2022, based on the fair value level provided by an external data provider, which is based on the rules described above, the CEB has recorded hierarchy transfers on the following instruments. Concerning debt securities issued on the liabilities side, €3.1 billion have been transferred from level 1 to level 2. Concerning debt securities recorded at fair value through equity, on the assets side, €105.2 million were transferred from level 1 to level 2 and €42.2 million were transferred from level 2 to level 1. Finally, for debt securities recorded at amortised cost, on the assets side, €24.6 million were transferred from level 1 to level 2.

Financial instruments measured at their fair values are presented in the table below:

In thousand euros
31 December 2022	Level 1	Level 2	Level 3	Total.

Assets
Cash in hand, balances with central banks	1 150 258			1 150 258
Financial instruments at fair value through profit or loss		654 045		654 045
Hedging derivative financial instruments		2 198 288		2 198 288
Financial assets at fair value through equity	1 734 729	1 060 780		2 795 509
Financial assets at amortised cost
Loans and advances			22 432 222	22 432 222
Debt securities	1 566 198	43 404		1 609 602

Total financial assets	4 451 185	3 956 517	22 432 222	30 839 924
Liabilites
Financial instruments at fair value through profit or loss		187 498		187 498
Hedging derivative financial instruments		2 397 993		2 397 993
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	56 843	13 333		70 176
Debt securities in issue	19 865 121	6 541 460		26 406 581
Social Dividend Account	34 842			34 842

Total financial liabilities	19 956 806	9 140 284		29 097 090

In thousand euros
31 December 2021	Level 1	Level 2	Level 3	Total.

Assets	2 044 716			2 044 716
Cash in hand, balances with central banks
Financial instruments at fair value through profit or loss		443 250		443 250
Hedging derivative financial instruments		700 933		700 933
Financial assets at fair value through equity	2 756 496	948 181		3 704 677
Financial assets at amortised cost				21 116 510
Loans and advances			21 116 510
Debt securities	1 865 904	6 979		1 872 883

Total financial assets	6 667 116	2 099 343	21 116 510	29 882 969
Liabilites
Financial instruments at fair value through profit or loss		136 778		136 778
Hedging derivative financial instruments		478 259		478 259
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	44 008	26 667		70 675
Debt securities in issue	21 344 323	3 247 458		24 591 781
Social Dividend Account	47 169			47 169

Total financial liabilities	21 435 500	3 889 162		25 324 662

FINANCIAL STATEMENTS 2022

NOTE F - Offsetting financial assets and financial liabilities

As at 31 December 2022, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

In thousand euros
	Net amounts	Cash
	of financial	given /	Securities
	assets and	received	received as	Net
31 December 2022	liabilities	as collateral	collateral	amounts

Assets
Loans at amortised cost	18 222 361		(210 555)	18 011 806
Derivative financial instruments	2 852 333	(903 451)		1 948 882
Deposits of guarantees given	638 133	(637 800)		333
Other assets not subject to offsetting	9 815 308			9 815 308

Total assets	31 528 135	(1 541 251)	(210 555)	29 776 329

Liabilities
Derivative financial instruments	2 585 491	(637 800)		1 947 691
Deposits of guarantees received	904 640	(903 451)		1 189
Other liabilities not subject to offsetting	24 595 629			24 595 629

Total liabilities	28 085 760	(1 541 251)		26 544 509

In thousand euros
	Net amounts	Cash
	of financial	given /	Securities
	assets and	received	received as	Net
31 December 2021	liabilities	as collateral	collateral	amounts

Assets
Loans at amortised cost	19 019 840		(227 845)	18 791 995
Derivative financial instruments	1 144 183	(540 769)		603 414
Deposits of guarantees given	67 463	(67 510)		(47)
Other assets not subject to offsetting	9 483 371			9 483 371

Total assets	29 714 857	(608 279)	(227 845)	28 878 733

Liabilities
Derivative financial instruments	615 037	(67 510)		547 527
Deposits of guarantees received	540 534	(540 769)		(235)
Other liabilities not subject to offsetting	25 325 614			25 325 614

Total liabilities	26 481 185	(608 279)		25 872 906

FINANCIAL STATEMENTS 2022

NOTE G - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

As at 31 December 2022, financial assets at fair value through equity consist of Debt securities in the amount of €2.8 billion (31 December 2021: €3.7 billion) and Equity instruments in the amount of €1.5 million (31 December 2021: €1.0 million).

	In thousand euros
	31/12/2022	31/12/2021

Financial assets at fair value through equity
Gross book value	2 967 004	3 626 180
Unrealised gains or losses	(170 530)	79 088
Impairment (a)	(965)	(591)

Total	2 795 509	3 704 677

(a) of which stage 1	(965)	(591)
of which stage 2
of which stage 3

Financial assets at amortised cost

In thousand euros
	31/12/2022	31/12/2021

Loans to credit institutions
Gross book value	6 641 359	7 358 451
Impairment	(5 176)	(3 364)
Net book value	6 636 183	7 355 087

Loans to customers
Gross book value	13 309 448	11 593 863
Impairment	(14 227)	(8 492)
Net book value	13 295 221	11 585 371

Value adjustment to loans hedged by derivative instruments	(1 709 043)	79 382

Total loans	18 222 361	19 019 840

Advances
Advances repayable on demand - gross book value	8 234	6 541
Impairment	(7)	(2)
Net book value	8 227	6 539

Advances with agreed maturity dates or periods of notice - gross book value	4 202 064	2 090 489
Impairment	(430)	(358)
Net book value	4 201 634	2 090 131

Total advances	4 209 861	2 096 670
Debt securities
Gross book value	1 593 120	1 570 922
Impairment	(350)	(106)
Net book value	1 592 770	1 570 816

Total debt securities	1 592 770	1 570 816

At 31 December 2022, loans are guaranteed up to the amount of €6.1 billion (31 December 2021: €6.8 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2022

Financial assets at amortised cost by stage

					In thousand euros
	31/12/2022			31/12/2021

	Gross	Impairement	Net book	Gross	Impairement	Net book
	book value		value	book value		value

Loans to credit institutions	6 641 359	(5 176)	6 636 183	7 358 451	(3 364)	7 355 087
Stage 1	6 641 359	(5 176)	6 636 183	7 358 451	(3 364)	7 355 087
Stage 2
Stage 3

Loans to customers	13 309 448	(14 227)	13 295 221	11 593 863	(8 492)	11 585 371
Stage 1	13 259 347	(14 079)	13 245 268	11 593 863	(8 492)	11 585 371
Stage 2	50 101	(148)	49 953
Stage 3

Advances	4 210 298	(437)	4 209 861	2 097 030	(360)	2 096 670
Stage 1	4 210 298	(437)	4 209 861	2 097 030	(360)	2 096 670
Stage 2
Stage 3

Debt securities	1 593 120	(350)	1 592 770	1 570 922	(106)	1 570 816
Stage 1	1 593 120	(350)	1 592 770	1 570 922	(106)	1 570 816
Stage 2
Stage 3

During the year 2022, no defaults occurred in the Bank’s financial assets at amortised cost portfolio. In addition, the Bank has identified one increase in credit risk in the amount of €148 thousand within the meaning of IFRS 9 for a counterparty, leading to a transfer from stage 1 to stage 2.

FINANCIAL STATEMENTS 2022

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Dividend Account, is presented in the table below:

					In thousand euros
		Outstanding			Financing
					commitments

Breakdown by borrower's country location	31/12/2022%		31/12/2021%		31/12/2022	31/12/2021

Spain	2 142 575	10.77	1 902 098	10.06	575 458	780 244
Poland	1 843 571	9.27	1 509 260	7.98	624 726	507 400
France	1 692 508	8.51	1 497 110	7.91	587 741	939 916
Italy (a)	1 210 889	6.09	1 114 816	5.89	568 475	510 460
Germany (b)	1 175 698	5.91	1 200 106	6.34	410 062	592 362
Türkiye	1 143 195	5.75	1 265 829	6.69	320 000	220 000
Belgium	1 073 875	5.40	1 095 509	5.79	339 000
Slovak Republic	1 058 388	5.32	1 064 915	5.63	158 500	136 674
Netherlands	976 483	4.91	1 002 414	5.30	200 000	20 000
Czech Republic	779 606	3.92	762 336	4.03	325 000	130 000
Hungary	715 523	3.60	696 919	3.68		103 386
Lithuania	691 742	3.48	638 982	3.38	206 962	127 080
Croatia	634 422	3.19	622 734	3.29	200 000	74 500
Finland	611 589	3.08	595 586	3.15	180 000	272 000
Serbia	578 472	2.91	467 740	2.47	438 471	482 161
Romania	571 390	2.87	555 963	2.94	324 529	499 551
Sweden	445 996	2.24	462 046	2.44	70 964	100 000
Ireland	406 129	2.04	387 981	2.05	166 636	168 700
Cyprus	308 135	1.55	361 195	1.91	99 500	34 000
Portugal	292 741	1.47	299 342	1.58	391 700	249 500
Greece	218 167	1.10	218 500	1.16	53 500	53 500
Bulgaria	201 558	1.01	248 434	1.31
Estonia	200 000	1.01	150 898	0.80	25 000	75 000
Slovenia	169 971	0.85	140 400	0.74	75 000
Albania	139 803	0.70	83 033	0.44	8 980	17 980
North Macedonia	106 461	0.54	107 671	0.57	32 500	25 500
Bosnia and Herzegovina	101 677	0.51	100 252	0.53	15 227	15 717
Montenegro	100 392	0.50	94 225	0.50	40 628	22 978
Moldova (Republic of)	74 840	0.38	84 975	0.45	59 648	79 648
Iceland	62 597	0.31	74 405	0.39
Kosovo	45 824	0.23	35 000	0.19	14 176	25 000
Georgia	35 359	0.18	20 013	0.11	5 308	23 058
Malta	29 000	0.15	8 700	0.05		20 300
Latvia	24 000	0.12	25 500	0.13	8 000	9 000
Andorra	15 354	0.08	12 000	0.06	4 000
San Marino	8 867	0.04	9 533	0.05
Luxembourg (c)	300	0.01			2 700

Total	19 887 097	100.00	18 916 422	100.00	6 532 390	6 315 613

(a)  of which €2.1 million outstanding in favour of target countries as at 31 December 2022 (31 December 2021: €3.1 million)

(b)  of which €14.7 million outstanding in favour of target countries as at 31 December 2022 (31 December 2021: €19.8 million)

(c)  of which €0.3 million outstanding in favour of target countries as at 31 December 2022 (31 December 2021: €0)

FINANCIAL STATEMENTS 2022

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

In thousand euros
	Outstanding		Financing
commitments
Breakdown by borrowers' country location	31/12/2022	31/12/2021	31/12/2022	31/12/2021

Türkiye	372 000	405 667
Poland	141 259	156 971
Bosnia and Herzegovina	92 284	89 806	4 727	4 717
Romania	50 476	62 995	6 621	7 121
Kosovo	35 000	35 000
Albania	31 924	41 302
Moldova (Republic of)	27 179	30 302	1 333	1 333
Croatia	22 074	26 838
North Macedonia	21 110	21 811		500
Italy	4 400	6 400
Serbia	3 004	4 888
Lithuania	3 000		3 000
Bulgaria	2 558	3 309
Georgia	1 667	1 875		1 250
Greece	667	1 000	1 000	1 000
Luxembourg	300		2 700

Total	808 902	888 164	19 381	15 921

The interest rate subsidies are presented in Note K.

NOTE H - Tangible and intangible assets

				In thousand euros
	Land and			Intangible
	buildings (a)	Fixtures	Other	assets	Total.

Gross book value
At 1 January 2022	37 687	15 113	8 165	37 089	98 053
Additions	2 531	347	798	4 697	8 373
Other movements	(878)	(486)	(963)	(4 046)	(6 374)
At 31 December 2022	39 340	14 973	8 000	37 740	100 052
Depreciation
At 1 January 2022	(852)	(11 898)	(7 179)	(20 834)	(40 763)
Charge for the year	(286)	(637)	(612)	(5 739)	(7 274)
Other movements	1 043		1 098	3 388	5 529
At 31 December 2022	(94)	(12 535)	(6 693)	(23 186)	(42 508)
Net book value
At 31 December 2022	39 246	2 439	1 306	14 554	57 545
				In thousand euros
	Land and			Intangible
	buildings (a)	Fixtures	Other	assets	Total.

Gross book value
At 1 January 2021	37 687	15 035	8 008	32 816	93 545
Additions		98	377	4 616	5 091
Other movements		(20)	(220)	(343)	(583)
At 31 December 2021	37 687	15 113	8 165	37 089	98 053
Depreciation
At 1 January 2021	(564)	(11 127)	(6 669)	(15 721)	(34 081)
Charge for the year	(288)	(771)	(499)	(5 113)	(6 671)
Other movements			(11)		(11)
At 31 December 2021	(852)	(11 898)	(7 179)	(20 834)	(40 763)
Net book value
At 31 December 2021	36 835	3 215	986	16 254	57 290

(a)	“Land and buildings” represent the Bank's headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to €2.5 million as at 31 December 2022 and the amortisation to -€94 thousand (31 December 2021: €1.0 million and -€852 thousand respectively).

FINANCIAL STATEMENTS 2022

NOTE I - Other assets and other liabilities

In thousand euros
	31/12/2022	31/12/2021

Other assets
Deposits of guarantees given (a)	638 133	67 463
Sundry debtors	3 019	2 762
Subscribed, called and unpaid capital and reserves to be received	711	1 422
Prepaid expenses	2 228	2 297
Sundry assets	3 407	2 721

Total	647 498	76 665

Other liabilities
Deposits of guarantees received (a)	904 640	540 534
Sundry creditors (b)	11 323	12 655
Sundry liabilities	1 038	2 596

Total	917 001	555 785

(a)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2022, the CEB:

-	paid €638.1 million of guarantees in form of deposits (31 December 2021: €67.5 million),
-	received €904.6 million of guarantees in form of deposits (31 December 2021: €540.5 million) and €210.6 million in form of securities (31 December 2021: €227.8 million).

(b)	Of which €2.5 million of lease liability representing the gross value of the lease payments and - €85 thousand of liability amortisation, in accordance with IFRS 16 (31 December 2021: €1.0 million for the lease liability and -€852 thousand for the liability amortisation).

NOTE J - Financial liabilities at amortised cost

In thousand euros
	31/12/2022	31/12/2021

Amounts owed to credit institutions and to customers
Interest-bearing accounts	56 781	44 008
Borrowings and term deposits	13 333	26 667
Interest payable	62

Total	70 176	70 675

Debt securities in issue at amortised cost
Bonds	26 242 367	24 439 069
Interest payable	165 104	148 523
Value adjustment to debt securities in issue hedged by derivative instruments	(2 183 705)	236 875

Total	24 223 766	24 824 467

Development of customers' interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2022 the Bank managed 30 trust funds (2021: 28) with a total balance of €56.8 million (2021: €44.0 million). The resources on these accounts amount to €433.8 million (2021: €393.7 million) while disbursements stand at €377.0 million (2021: €349.7 million).

FINANCIAL STATEMENTS 2022

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

•	Programs/Accounts funded by donor countries,
•	Programs/Accounts funded entirely or mainly by the European Union.

In thousand euros
				Commitments to	Commitments to
	Resources(a)	Disbursements(b)	31/12/2022	be received(c)	be paid(c)
Programs/Accounts funded by donor countries	53 827	(38 671)	15 156		(2 780)
Programs/Accounts funded entirely or mainly by the European Union	379 996	(338 371)	41 625	104 623	(99 666)
Total	433 823	(377 042)	56 781	104 623	(102 446)

In thousand euros
				Commitments to	Commitments to
	Resources(a)	Disbursements(b)	31/12/2021	be received(c)	be paid(c)
Programs/Accounts funded by donor countries	42 756	(32 712)	10 044		(2 020)
Programs/Accounts funded entirely or mainly by the European Union	350 976	(317 012)	33 964	97 202	(111 046)
Total	393 732	(349 724)	44 008	97 202	(113 066)

(a)	Consists of contributions received from donors and accrued interest,

(b)	Consists of grants disbursed to projects, fees and funds returned to donors,

(c)	The commitments to be received and to be paid refer to on-going projects only.

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2022	31/12/2021

Programs/Accounts funded by donor countries
Ukraine Solidarity Fund	Ireland	2022	1 001	(40)	961
Green Social Investment Fund	CEB, Czech	2020	5 089		5 089	5 047
	Republic
Italian Fund for Innovative Projects	Italy	2017	1 001	(627)	374	488
Migrant and Refugee Fund	Albania, Bosnia	2015	38 684	(32 909)	5 774	888
	and Herzegovina,
	Bulgaria, Cyprus,
	Czech Republic,
	France, Germany,
	Holy See,
	Hungary, Iceland,
	Ireland, Italy,
	Liechtenstein,
	Lithuania,
	Luxembourg,
	Malta, Norway,
	Poland, San
	Marino, Slovak
	Republic, Spain,
	Sweden, EIB, CEB
Slovak Inclusive Growth Account	Slovak Republic	2016	4 005	(2 170)	1 835	2 234
Spanish Social Cohesion Account	Spain	2009	4 047	(2 925)	1 122	1 387

Sub-total Programs/Accounts funded by donor countries			53 827	(38 671)	15 156	10 044

FINANCIAL STATEMENTS 2022

		In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2022	31/12/2021

Programs/Accounts funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	63 006	(60 726)	2 280	6 965

RHP Fund Country Account - BiH & SRB	Switzerland
		2019	850	(850)
RHP Fund Country Account - Croatia	European Union	2013	9 303	(9 303)		156
RHP Fund Country Account - Montenegro	European Union,	2013	3 502	(2 840)	662	1 194
	Germany
RHP Fund Country Account - Serbia	European Union,	2013	69 000	(68 984)	16	1 978
	Germany
RHP Fund Regional Account	European Union,	2012	47 273	(41 740)	5 533	6 777
	Türkiye, United
	States of America
RHP Fund Sub-Regional Account	Denmark,	2012	53 855	(50 106)	3 749	5 604
	European Union,
	Germany,
	Luxembourg,
	Norway,
	Switzerland
RHP Implementation	European Union	2013	25 120	(25 120)		460
RHP Implementation 2	European Union	2017	13 888	(13 790)	98	587
RHP Implementation Support Fund Account	Switzerland	2019	500	(2)	498	498
RHP Implementation Support Fund - ODA Account	Germany, Norway	2019	1 641	(1 595)	46	836
Special Account RHP Republic of Cyprus	Cyprus	2012	50	(50)		49
Special Account RHP Czech Republic	Czech Republic	2013	85	(40)	44	44
Special Account RHP Hungary	Hungary	2014	30	(1)	29	29
Special Account RHP Slovak Republic	Slovak Republic	2012	40	(36)	4	13
Eastern Europe Energy Efficiency and Environment Partnership (E5PR)

Reconstruct ion - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016	2 500	(2 500)

European Local Energy Assistance Facility (ELENA)

CEB-ELENA 2012	European Union	2012	1 001	(726)	275	274

Facility for Refugees in Türkiye (FRIT)

Türkiye Refugee Account	European Union	2017	50 000	(49 939)	61	337

Strengthening health infrastructures for all	European Union	2020	33 298	(6 593)	26 705	6 953

Instrument for Pre-Accession Assistance (IPA) /
Western Balkans Investment Framework (WBIF)

WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(1 430)		89

WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2020	500	(349)	151

WBIF: North Macedonia, Rehabilitation of Physical Education Facilities in Primary and Secondary Schools	European Union Other Donors	2020	922	(922)

Programme Asylum, Migration and Integration
Partnerships and Financing for Migrant Inclusion	European Union	2021	928	(117)	811
Facility for Roma populations
Housing & Empowerment of Roma (HERO)	European Union	2021	1 274	(612)	662	1 121

Sub-total Programs/Accounts funded entirely or mainly by the European Union			379 996	(338 371)	41 625	33 964

Total Interest-bearing accounts			433 823	(377 042)	56 781	44 008

FINANCIAL STATEMENTS 2022

NOTE K - Social Dividend Account

The Bank uses the Social Dividend Account (SDA) to finance four types of grants:

-	interest rate subsidies on loans granted by the Bank,

-	guarantees to support the Bank’s financing of high social impact projects,

-	technical assistance within the framework of projects financed by the CEB,

-	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to €300 thousand, which are approved by the Governor.

Grants can be up to €2 million each, with the exception of grant contributions which are limited to €500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

The Administrative Council approved the transfer of €5.0 million from the SDA to the Migrant and Refugee Fund (MRF) in March 2022 and another €5.0 million in June 2022, thus decreasing the resources of the Account by a total of €10.0 million.

At 31 December 2022, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	31/12/2022	31/12/2021

Subsidies on loans approved	10 719
13 047
Available for subsidy	1 772	1 640

Interest rate subsidies on loans	12 491	14 687
Guarantees on loans approved	8 685	7 483
Available for guarantees	10 087	15 790

Loan guarantees	18 772	23 273
Approvals for technical assistance	1 261	1 091
Available for technical assistance	1 998	5 798

Technical assistance	3 259	6 889
Approved grant contributions
Available for grant contributions	320	2 320

Grant contributions	320	2 320

Total	34 842	47 169

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank's annual profit is allocated,

b)	voluntary contributions from the Bank's member states, upon approval by the Administrative Council, and

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2022

NOTE L - Provisions

In thousand euros
	31/12/2022	31/12/2021
Provisions

Provision on social commitments	250 841	366 291
Impairment relating to financing commitments (Note S)	3 643	1 761

Total	254 484	368 052

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2022 based on individual data as at 30 June 2022.

The financial situation relating to post-employment benefits is presented below:

In thousand euros
Other post -
	Pension	employment
	scheme	benefits.	Total.
Provision as at 1 January 2022	308 801	57 490	366 291
Service cost	10 258	2 809	13 067
Interest cost related to discounted commitments	6 360	1 145	7 505
Changes in actuarial differences recognised directly in equity	(107 319)	(22 027)	(129 346)
Benefits paid	(4 800)	(1 876)	(6 676)
Provision as at 31 December 2022	213 300	37 541	250 841

Other post -
	Pension	employment
	scheme	benefits.	Total.
Provision as at 1 January 2021	299 437	57 003	356 440
Service cost	12 459	2 685	15 144
Interest cost related to discounted commitments	4 105	767	4 872
Changes in actuarial differences recognised directly in equity	(2 388)	(1 248)	(3 636)
Benefits paid	(4 812)	(1 717)	(6 529)
Provision as at 31 December 2021	308 801	57 490	366 291

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2022	2021
Interest discount rate	4.25%	1.50%
Inflation rate	2.00%	1.75%
Pensions revaluation rate	2.00%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer's contribution rate	6.28%	6.28%
Average duration	17.70	22.20

FINANCIAL STATEMENTS 2022

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2022, as well as the service cost, the interest cost and the estimated benefits for the year 2023, calculated based on a change of the discount rate assumption of -/+ 0.25%:

In thousand euros
	PBO	Service cost	Interest cost	Estimated	PBO
Pension scheme	31/12/2022	2023	on PBO 2023	benefits 2023	31/12/2023
Discount rate -0.25%	222 083	7 185	8 738	(7 268)	230 738
Discount rate +0.25%	205 038	6 442	9 063	(7 263)	213 280

As at 31 December 2022, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 4.1%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 3.9% at that date.

In thousand euros
	PBO	Service cost	Interest cost	Estimated	PBO
Other post -employment benefits	31/12/2022	2023	on PBO 2023	benefits 2023	31/12/2023
Discount rate -0.25%	39 119	1 265	1 519	(2 277)	39 626
Discount rate +0.25%	36 060	1 128	1 571	(2 277)	36 482

As at 31 December 2022, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 4.2%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 3.9% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the CEB.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of €1 000.

The accession procedure for prospective members consists of addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank's Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

-	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB's Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank's capital and reserves shall be calculated on the basis of the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank's subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board's decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank's capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see Chapter 5 in Note B).

Capital increase

On 2 December 2022, the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which a maximum of €1.20 billion will be paid-in by the member states. The subscription period runs until 31 December 2023. The capital increase will become effective at the end of the calendar month in which at least 67% of the participating certificates offered have been subscribed.

FINANCIAL STATEMENTS 2022

Capital breakdown by member state is presented below:

				In thousand euros
	Subscribed	Uncalled	Called	Percentage of
Members	capital	capital	capital	subscribed capital
France	915 770	814 114	101 656	16.720%
Germany	915 770	814 114	101 656	16.720%
Italy	915 770	814 114	101 656	16.720%
Spain	597 257	530 958	66 299	10.905%
Türkiye	388 299	345 197	43 102	7.089%
Netherlands	198 813	176 743	22 070	3.630%
Belgium	164 321	146 083	18 238	3.000%
Greece	164 321	146 083	18 238	3.000%
Portugal	139 172	123 724	15 448	2.541%
Sweden	139 172	123 724	15 448	2.541%
Poland	128 260	114 023	14 237	2.342%
Denmark	89 667	79 712	9 955	1.637%
Finland	69 786	62 039	7 747	1.274%
Norway	69 786	62 039	7 747	1.274%
Bulgaria	62 459	55 526	6 933	1.140%
Romania	59 914	53 264	6 650	1.094%
Switzerland	53 824	43 229	10 595	0.983%
Ireland	48 310	42 948	5 362	0.882%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.634%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.390%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.244%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.232%
North Macedonia	12 723	11 311	1 412	0.232%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.224%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
Andorra	4 925	4 378	547	0.090%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%

Total 2022	5 477 144	4 864 180	612 964	100.000%
Total 2021	5 477 144	4 864 180	612 964

The earnings per participating certificate for 2022 amount to €14.55 (€17.31 for 2021).

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by €4 925 thousand, of which €547 thousand related to called capital. Its contribution to the reserves totals €2 296 thousand. The payments of the called capital and the contribution to the reserves are scheduled in four equal annual instalments. Three instalments of €711 thousand each (€574 thousand of reserves and €137 thousand of called capital) were paid in 2022, 2021 and 2020. The last outstanding instalment is detailed below:

			In thousand euros
	Capital	Reserves
Member	to be paid	to be paid	Total

Andorra	137	574	711

Total	137	574	711

FINANCIAL STATEMENTS 2022

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

The Interest margin is detailed below:

In thousand euros
	2022	2021
Financial assets at fair value through equity (a)	21 536
Hedging derivatives	(12 493)
Sub-total	9 043

Loans and advances at amortised cost (a)
- Credit institutions and central banks	103 385
- Customers	135 492
Hedging derivatives	(106 559)
Sub-total	132 318

Debt securities at amortised cost	45 061	51 473

Amounts owed to credit institutions and to customers		2 346

Debt securities in issue at amortised cost		(206 371)

Hedging derivatives		328 462
Sub-total		122 091

Interest and similar income	186 422	175 910
Amounts owed to credit institutions and to customers	(803)
Debt securities in issue at amortised cost	(265 554)
Hedging derivatives	230 680
Sub-total	(34 874)

Other interest expenses and similar charges	(7 485)	(4 872)
Financial assets at fair value through equity (a)		15 413
Hedging derivatives		(23 593)
Sub-total		(8 180)

Loans and advances at amortised cost (a)
- Credit institutions and central banks		22 334
- Customers		86 381
Hedging derivatives		(124 138)
Sub-total		(15 423)

Interest expenses and similar charges	(43 162)	(28 475)

Interest margin	143 260	147 435

(a) of which negative interest impact :		In thousand euros
- Financial assets at fair value through equity	(5 376)	(5 898)
- Advances at amortised cost	(15 915)	(20 390)
	(21 291)	(26 288)

FINANCIAL STATEMENTS 2022

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographic areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers' Country location	2022	2021
Poland	52 151	10 693
Türkiye	16 854	15 992
Hungary	16 178	6 959
Romania	7 427	7 510
Lithuania	4 849	4 351
Croatia	4 429	4 069
Slovak Republic	3 840	3 296
Cyprus	3 451	3 704
Czech Republic	3 030	793
Serbia	2 719	1 337
Albania	1 979	1 544
Bosnia and Herzegovina	1 268	1 199
Bulgaria	1 217	1 236
North Macedonia	996	808
Slovenia	991	342
Estonia	860	64
Moldova (Republic of)	571	586
Montenegro	475	336
Latvia	387	493
Malta	240	29
Georgia	183	83
Kosovo	143	76

Sub-total target countries	124 238	65 500
Belgium	17 590	17 823
France	12 792	7 179
Spain	11 381	8 000
Italy	7 401	3 246
Netherlands	7 226	6 331
Germany	5 875	4 071
Ireland	4 509	3 539
Portugal	3 547	3 226
Sweden	3 275	2 953
Finland	2 420	964
Iceland	861	384
Greece	70	70
Andorra	57	14
San Marino	23	19

Sub-total Other countries	77 027	57 819

Target countries through other countries	122	22

Total	201 387	123 341

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2022

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains or losses from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under Interest margin (Note N).

	In thousand euros
	2022	2021

Net result from fair value hedging instruments	(388 820)	(83 138)
Revaluation of hedged items attributable to hedged risks	397 677	83 250
Result from financial instruments at fair value through profit or loss	(951)	(199)
Revaluation of exchange positions	(184)	170
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(42)	(34)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(822)	(103)

Total	6 859	(54)

NOTE Q - General operating expenses

In thousand euros
	2022	2021

Wages and salaries	(28 974)	(27 271)
Social charges and pension costs	(11 353)	(13 660)
Other general operating expenses	(12 954)	(12 292)

Total	(53 281)	(53 223)

As at 31 December 2022, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governor (*)) and 211 professional staff. As at 31 December 2021, there were 2 appointed officials (Governor and Vice-Governors) and 213 professional staff.

(*) Vice-Governor Gaudin and Vice-Governor Boehmer started their mandates on 1 August 2022.

NOTE R - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

▪	assessing whether there is a significant increase in credit risk since initial recognition, and

▪	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty's internal credit rating. The internal rating system is described in Chapter 1 of Note B (on Credit Risk). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank's portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB's Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

During the year 2022, no defaults occurred in the Bank’s portfolio. In addition, the Bank has identified one increase in credit risk in the amount of €148 thousand within the meaning of IFRS 9 for a counterparty, leading to a transfer from stage 1 to stage 2.

FINANCIAL STATEMENTS 2022

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses ("ECL").

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody's Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

▪	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

▪	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

▪	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

▪	60% for the base scenario,
▪	20% for the adverse scenario, and
▪	20% for the favourable scenario.

Cost of risk provision for the period

	In thousand euros
	2022	2021

Net allowances to impairment - capital	(10 706)	7 842
Net allowances to impairment - interest	(58)	12

Total	(10 764)	7 854

Detail of the cost of risk for the period

	In thousand euros
	2022	2021

Balances with central banks	(195)	(69)
Financial assets at fair value through equity	(374)	(117)
Financial assets at amortised cost
Loans	(7 548)	6 208
Advances	(77)	(204)
Debt securities	(243)	(2)
Other assets	(444)	70
Financing commitments	(1 883)	1 968

Total	(10 764)	7 854

Cost of risk of unimpaired outstanding	(10 764)	7 854
of which stage 1	(10 616)	7 854
of which stage 2	(148)
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2022

Changes in impairment over the period

In thousand euros
	Impairment on	Impairment on
	outstanding	outstanding	Impairment
	amounts with	amounts with	on doubtful
	expected 12	lifetime	outstanding
	months losses	expected losses	amounts
	(stage 1)	(stage 2)	(stage 3)	Total
As at 1 January 2022	(14 864)			(14 864)

Net allowances to impairment
Financial assets acquired during the period	(5 678)			(5 678)
Financial assets derecognised during the period	1 241			1 241
Transfer to stage 2		(148)		(148)
Transfer to stage 3
Transfer to stage 1
Other allowances/reversals without stage transfer	(6 180)			(6 180)

As at 31 December 2022	(25 480)	(148)		(25 628)

NOTE S - Financing commitments given or received

In thousand euros
	31/12/2022	31/12/2021

Financing commitments given
To credit institutions	2 306 448	533 407
To customers	4 225 942	5 782 206

Total financing commitments given	6 532 390	6 315 613

Impairment of financing commitments given	3 643	1 761
of which stage 1	3 643	1 761
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2022.

NOTE T - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2022 and the closing date of the accounts by the Governor on 27 February 2023.